      As filed with the Securities and Exchange Commission on July 25, 2001

                                                      Registration No. 333-60202
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                         -----------------------------

                     INSIGHT COMMUNICATIONS COMPANY, INC.
            (Exact name of registrant as specified in its charter)

    Delaware                        4841                       13-4053502
  (State or other        (Primary Standard Industrial       (I.R.S. Employer
  jurisdiction of         Classification Code Number)    Identification Number)
  incorporation or
   organization)

                              810 Seventh Avenue
                           New York, New York 10019
                                (917) 286-2300
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                              Michael S. Willner
                     President and Chief Executive Officer
                              810 Seventh Avenue
                           New York, New York 10019
                                (917) 286-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                           Robert L. Winikoff, Esq.
                             Ira I. Roxland, Esq.
                         Sonnenschein Nath & Rosenthal
                          1221 Avenue of the Americas
                           New York, New York 10020
                                (212) 768-6700

                 Approximate date of commencement of proposed
               sale to the public: As soon as practicable after
                this Registration Statement becomes effective.

                         -----------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________

The information in this prospectus is not complete and may be changed. We may not sell these notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these notes and it is not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

                  Subject to Completion, dated July 25, 2001


      Preliminary Prospectus




                     Insight Communications Company, Inc.

                              -------------------


                   Offer to Exchange $400,000,000 Aggregate
                      Principal Amount at Maturity of our
                     12.25% Senior Discount Notes due 2011

                              -------------------


         The notes being offered by this prospectus are being issued in exchange for notes sold by us in a private placement on February 6, 2001. The exchange notes will be governed by the same indenture governing the initial notes. The exchange notes will be substantially identical to the initial notes, except the transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.

        . The exchange offer expires at 5:00 p.m., New York City time, on _________, 2001, unless extended.

        . No public market exists for the initial notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system.

    Before you tender your initial notes, you should consider carefully the section entitled "Risk Factors" beginning on page 13 of this Prospectus.


                              -------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              -------------------

              The date of this prospectus is _____________, 2001.

                               Table of Contents


Prospectus Summary................................................................................................1
Risk Factors.....................................................................................................13
Forward-Looking Statements.......................................................................................19
Use of Proceeds..................................................................................................20
Pro Forma Financial Statements...................................................................................21
Legal Proceedings................................................................................................29
Description of Certain Indebtedness..............................................................................30
Description of Notes.............................................................................................35
U.S. Federal Tax Considerations..................................................................................69
Exchange Offer...................................................................................................74
Book-Entry; Delivery and Form....................................................................................83
Plan of Distribution.............................................................................................86
Legal Matters....................................................................................................87
Experts..........................................................................................................87
Incorporation of Certain Documents by Reference..................................................................87
Available Information............................................................................................89



         We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or out solicitation of you offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus or any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Insight Communications have not changed since the date hereof.

                           Industry and Market Data

         In this prospectus, we rely on and refer to information and statistics regarding the cable television industry and our market share in the sectors in which we compete. We obtained this information and statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

                              PROSPECTUS SUMMARY

         This summary highlights some of the information in this prospectus. It does not contain all the information that may be important to you. For a more complete understanding of this offering, you should read the entire prospectus, including the risk factors and financial statements, and the documents incorporated by reference.


                                  The Company

         We are the ninth largest cable television system operator in the United States based on customers served. We currently serve approximately 1.4 million customers, 99% of which are concentrated in the four contiguous states of Indiana, Kentucky, Illinois and Ohio. In addition to its geographic concentration, our communications network is tightly-grouped, or "clustered," with approximately 95% of our customers served from thirteen headends after giving effect to the network upgrades expected to be substantially completed during 2001. As a result, the amount of capital necessary to deploy new and enhanced products and services is significantly reduced on a per home basis because of the large number of customers served by a single headend. A headend processes signals received for distribution to customers over our network. Clustering enables us to efficiently deploy a bundled suite of entertainment, information and communications services. This combination of geographic concentration and clustering has enabled us to offer, under the Insight Digital brand, a complete bundle of interactive digital video, high-speed data access and telephone services. We are a public company and our Class A common stock is listed on The Nasdaq National Market under the symbol "ICCI." Our experienced senior management team and members of their families own, in the aggregate, over 15% of our common stock.


         Insight Midwest, L.P. is a partnership owned 50% by us and 50% by an indirect subsidiary of AT&T Broadband, LLC, which is a subsidiary of AT&T Corp. Insight Midwest owns systems serving approximately 1.3 million of our customers. Our 50% interest in Insight Midwest constitutes substantially all of our operating assets. We serve as manager of all of Insight Midwest's systems. We also manage additional systems in Indiana and Kentucky owned by an affiliate of AT&T Broadband serving approximately 121,200 customers for which we receive a management fee equal to 3% of the gross revenues of those systems.


         As a result of our upgrade efforts, as of the end of 2000, we estimate that 94% of our customers (other than those served by our newly acquired Illinois systems) were passed by our upgraded network, which enables delivery of an advanced suite of entertainment, information and communications services, including our interactive digital video, high-speed data access and telephone services. Upon completion of our planned network upgrades during 2001, over 99% of our customers (other than customers served by the recently acquired Illinois systems) will be served by the upgraded network. We expect that the upgrade of the new Illinois systems will be completed during 2002.


         To facilitate delivery of telephone services, we have entered into a ten-year agreement with AT&T Broadband that will allow Insight Midwest to deliver to our customers local telephone service under the AT&T Digital brand. Under the terms of the agreement, Insight Midwest will lease for a fee certain capacity on our network to AT&T Broadband. Insight Midwest will provide certain services and support for which it will receive additional payments. The capital required to deploy telephone services over our networks will be shared, with AT&T Broadband responsible for switching and transport facilities. We believe that we will be able to achieve higher penetration levels by marketing our telephone services under the AT&T brand and leveraging AT&T's telephone expertise with our strong local presence and established customer relationships.


         Recognizing the opportunities presented by newly available products and services, the strength of our market characteristics and favorable changes in the regulatory environment, we deployed a strategy to become a competitive, full service provider of entertainment, information and communications services for the communities served by our networks. We intend to capitalize on our highly clustered cable television systems to economically upgrade the technological capabilities of our broadband networks in order to deploy enhanced new services.


         We believe that an integrated package of existing multi-channel video, new and enhanced products and services, such as interactive digital video, including video-on demand or near video-on-demand, high-speed Internet access and telephone services, coupled with our commitment to locally focused customer service, will enhance our ability to acquire and retain customers in a competitive environment while increasing revenues per customer. To augment this growth, we will continue to seek strategic acquisitions that fit our clustering and operating strategy.

         We have had a history of generating significant operating and net losses and expect to continue to do so for the foreseeable future, primarily as a result of depreciation and amortization expenses associated with our acquisitions and capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. In addition, we have a substantial amount of debt, which could have important consequences to you.


         Our principal offices are located at 810 Seventh Avenue, New York, New York 10019, and our telephone number is (917) 286-2300.


                               Initial Offering

         The initial notes were originally issued by us on February 6, 2001 in a private offering. We are parties to a registration rights agreement with the initial purchasers pursuant to which we agreed, among other things, to file a registration statement with respect to the exchange notes on or before July 6, 2001, to use our reasonable best efforts to have the registration statement declared effective by January 2, 2002, and complete this exchange offer by February 1, 2002. Although we filed a registration statement with respect to the exchange notes on May 4, 2001, we must pay liquidated damages to the holders of the initial notes if we do not meet the additional deadlines.

                           Summary of Exchange Offer

         We are offering to exchange $400.0 million aggregate principal amount at maturity of our exchange notes for $400.0 million aggregate principal amount at maturity of our initial notes. To exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.


Expiration Date.........................................     The exchange offer will expire at 5:00 p.m., New York
                                                             City time on __________, 2001, unless we extend it.

Registration Rights Agreement...........................     You have the right to exchange the initial notes that
                                                             you hold for exchange notes with substantially
                                                             identical terms. This exchange offer is intended to
                                                             satisfy these rights. Once the exchange offer is
                                                             complete, you will no longer be entitled to any
                                                             exchange or registration rights with respect to your
                                                             notes.
Accrued Interest on the Exchange
Notes and Initial Notes.................................     The exchange notes will bear interest from their
                                                             issuance date. Holders of initial notes which are
                                                             accepted for exchange will receive, in cash, accrued
                                                             interest on the initial notes to, but not including,
                                                             the issuance date of the exchange notes. Such interest
                                                             will be paid with the first interest payment on the
                                                             exchange notes.

Conditions to the Exchange Offer........................     The exchange offer is subject to customary conditions, which we may waive. You should read the discussion under "Exchange Offer --
                                                             Conditions to the Exchange Offer" for more information regarding conditions of the exchange offer.

Procedures for Tendering Initial Notes..................     If you are a holder of initial notes and wish to accept
                                                             the exchange offer, you must either:

                                                             .    complete, sign and date the accompanying Letter of Transmittal, or a facsimile of the Letter of Transmittal; or

                                                             .    arrange for The Depository Trust Company to transmit required information to the exchange agent in connection with a book-entry transfer.

                                                             You must mail or otherwise deliver such documentation together with the initial notes to the exchange agent at the address set forth in this prospectus under "The Exchange Offer-- Exchange Agent."

Representation Upon Tender..............................     By tendering your initial notes in this manner, you
                                                             will be representing, among other things, that:

                                                             .    the exchange notes you acquire in the exchange offer are being acquired in the ordinary course of your business;


                                                             .    you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                                                             .    you are not a party related to us.

Procedures for Beneficial Owners........................     If you are the beneficial owner of initial notes
                                                             registered in the name of a broker, dealer or other
                                                             nominee and you wish to tender your notes, you should
                                                             contact the person in whose name your notes are
                                                             registered and promptly instruct the person to tender
                                                             on your behalf.
Material Federal Tax Consequences.......................     The exchange of initial notes for exchange notes will
                                                             not result in any gain or loss to you for federal
                                                             income tax purposes. Your holding period for the
                                                             exchange notes will include the holding period for the
                                                             initial notes and your adjusted tax basis of the
                                                             exchange notes will be the same as your adjusted tax
                                                             basis of the initial notes at the time of the exchange.
                                                             For additional information, you should read the
                                                             discussion under "U.S. Federal Tax Considerations."
Failure to Exchange Will Affect
You Adversely...........................................     Initial notes that are not tendered, or that are
                                                             tendered but not accepted, will be subject to the
                                                             existing transfer restrictions on the initial notes
                                                             after the exchange offer. We will have no further
                                                             obligation to register the initial notes under the
                                                             Securities Act of 1933. If you do not participate in
                                                             the exchange offer, the liquidity of your notes could
                                                             be adversely affected.

Guaranteed Delivery Procedures..........................     If you wish to tender your initial notes and time will
                                                             not permit your required documents to reach the
                                                             exchange agent by the expiration date, or the procedure
                                                             for book-entry transfer cannot be completed on time,
                                                             you may tender your notes according to the guaranteed
                                                             delivery procedures. For additional information, you
                                                             should read the discussion under "Exchange Offer--
                                                             Guaranteed Delivery Procedure."
Acceptance of Initial Notes;
Delivery of Exchange Notes..............................     Subject to customary conditions, we will accept initial
                                                             notes which are properly tendered in the exchange offer
                                                             and not withdrawn, before 5:00 p.m., New York City
                                                             time, on the expiration date of the exchange offer. The
                                                             exchange notes will be delivered as promptly as
                                                             practicable following the expiration date.

Use of Proceeds.........................................     We will not receive any proceeds from the exchange
                                                             offer.

Exchange Agent..........................................     The Bank of New York is the exchange agent for the
                                                             exchange offer.

                    Summary of Terms of the Exchange Notes

         The exchange notes are substantially identical to the initial notes, with limited exceptions. The exchange notes will evidence the same debt as the initial notes. The exchange notes are subject to the same indenture as the initial notes. For additional information, you should read the discussion under "Description of Notes."


Issuers..................................................    Insight Communications Company, Inc.

Notes Offered............................................    $400.0 million in aggregate principal amount at
                                                             maturity of 12.25% senior discount notes due 2011.
Maturity Date............................................    February 15, 2011.

Interest Rate and Payment Dates..........................    No cash interest will accrue on the exchange notes
                                                             prior to February 15, 2006. Thereafter, cash interest
                                                             on the notes will accrue and be payable semiannually in
                                                             arrears on each February 15 and August 15, commencing
                                                             August 15, 2006, at a rate of 12.25% per annum.

Original Issue Discount..................................    The initial notes were issued at a substantial discount
                                                             to their principal amount at maturity. Thus, although
                                                             cash interest will not be payable on the exchange notes
                                                             prior to August 15, 2006, original issue discount will
                                                             accrue from the issue date of the initial notes based
                                                             on the yield to maturity of such notes and will be
                                                             included as interest income (including for periods
                                                             ending prior to February 15, 2006) for U.S. federal
                                                             income tax purposes in advance of receipt of the cash
                                                             payments to which the income is attributable. See "U.S.
                                                             Federal  Tax Considerations."

Optional Redemption......................................    On or after February 15, 2006, we may redeem some or
                                                             all of the exchange notes at any time at the redemption
                                                             prices described in the section "Description of Notes"
                                                             under the heading "Optional Redemption."

                                                             Prior to February 15, 2004, we may redeem up to 35% of the exchange notes with the proceeds of certain offerings of our equity at the price listed in the section "Description of Notes" under the heading
                                                             "Optional Redemption."

Mandatory Repurchase Offer...............................    If we sell certain assets or we experience specific
                                                             kinds of changes of control, we must offer to
                                                             repurchase the exchange notes at the prices listed in
                                                             the section "Description of Notes" under the heading
                                                             "Repurchase at the Option of Holders." See "Risk
                                                             Factors - We may not be able to finance a change of
                                                             control offer required by the indenture."
Ranking..................................................    The exchange notes constitute senior debt. They will:

                                                             .    effectively rank behind all existing and future indebtedness and other liabilities of our subsidiaries;

                                                             .    rank equally with all of our future unsubordinated, unsecured debt that does not expressly provide that

                                                                  it is subordinated to the exchange notes; and

                                                             .    rank ahead of all our future debts that expressly provide that they are subordinated to the exchange notes.

                                                             As of March 31, 2001, the initial notes were effectively subordinated to approximately $2.21 billion of debt and other liabilities, excluding
                                                             Insight Ohio.


Basic Covenants                                              We will issue the exchange notes under an indenture with The Bank of
                                                             New York, as trustee. The indenture contains certain covenants that limit, among other things, our ability and the ability of our subsidiaries to:

                                                             .    incur additional debt;

                                                             .    pay dividends on our capital stock or repurchase our capital stock;

                                                             .    make investments;

                                                             .    use assets as security in other transactions; and

                                                             .    sell certain assets or merge with or into other companies.

                                                             For more details, see the section "Description of Notes" under the heading "Certain Covenants."

                       SUMMARY FINANCIAL AND OTHER DATA

         As of December 31, 2000, our operations consisted of our:

         . Indiana systems, wholly-owned and operated by a subsidiary of Insight Midwest;

         . Kentucky systems, wholly-owned and operated by a subsidiary of Insight Midwest;

         . Ohio systems, wholly-owned and operated by Insight Communications of Central Ohio, LLC ("Insight Ohio"), our wholly-owned subsidiary; and

         . Griffin, Georgia, Claremont, California, Rockford, Illinois, Portland, Indiana and Scottsburg, Indiana systems, wholly-owned and operated by us.


         Effective January 1, 2001, Insight Midwest acquired additional cable television systems from certain cable subsidiaries of AT&T Corp., which included the Illinois systems then owned by the AT&T cable subsidiaries, including the Freeport, Illinois system which was exchanged for our Claremont, California system. In addition, effective January 1, 2001, Insight Midwest acquired our cable television systems. We refer in this prospectus to these transactions, including related bank financing, as the "AT&T transactions."


         The following tables set forth summary financial and other data for us:

         .   on a historical basis;

         .   on a pro forma basis excluding Insight Ohio; and

         .   on a pro forma basis including Insight Ohio.

         The historical data for the year ended December 31, 2000 reflect the operations of all systems for twelve months, including the Ohio system retroactively consolidated as of January 1, 2000.


         The pro forma data for the year ended December 31, 2000 reflect the following events:

         . Issuance of the Insight Midwest 10 1/2% senior notes and the use of the net proceeds therefrom to repay a portion of the Indiana and Kentucky credit facilities;

         .   The AT&T transactions;

         .   Assumption of debt in connection with the AT&T transactions;

         .   Exchange of the Claremont, California system; and

         . Entering into the Midwest Holdings credit facility and the application of a portion of the net proceeds therefrom to repay, in full, the remaining balances of the Kentucky and Indiana credit facilities.


         The pro forma financial data and the historical data for the three months ended March 31, 2001 set forth information both excluding and including Insight Ohio, as Insight Ohio is an unrestricted subsidiary under the indenture governing the notes, and is prohibited by the terms of its indebtedness from making distributions to us.


         The summary pro forma financial and other data do not purport to be indicative of what our financial position or results of operations would have been had the above transactions been completed on the dates indicated or to project our results of operations for any future date.


         As indicated in footnote (1) below, the pro forma financial data do not include results of certain of the Illinois systems which we acquired pursuant to the AT&T transactions for the periods specified. If such results were included in the financial data below, revenues and EBITDA excluding Insight Ohio would have been $610.2 million and $375.7 million and revenues and EBITDA including Insight Ohio would have been $659.9 million and $401.1 million for the year ended December 31, 2000. These revenues and EBITDA do not purport to be indicative of what our financial position or results of operations would have been had the above transactions been completed on the dates indicated or to project our results of operations for any future date.

         It is important that you read the summary financial and other data, along with the historical financial statements and related notes which are included elsewhere in this prospectus.


                                                         Three Months Ended March 31, 2001
                                                    -------------------------------------------
                                                                                 Insight
                                                                             Communications
                                                          Insight               Excluding
                                                       Communications         Insight Ohio
                                                    -------------------  ---------------------
                                                                (in thousands,
                                                           except per customer data)
Financial Data:
   Revenues....................................      $      168,537        $      155,822
   Costs and Expenses:
     Programming and other operating costs.....              54,399                49,308
     Selling, general and administrative.......              39,102                36,575
     Depreciation and amortization.............              88,266                85,546
                                                     ------------------    ------------------
   Operating loss..............................             (13,230)              (15,607)
   Loss from continuing operations.............               5,090                 3,176
   EBITDA(1)...................................             136,627               131,506
   Adjusted EBITDA(2)..........................              75,036                69,939
   Adjusted EBITDA margin(3)...................                44.5%                 44.9%
   Capital expenditures........................      $       63,668         $      60,163
   Net cash provided by operating activities...              66,870                64,054
   Net cash used in investing activities.......             500,428               496,923
   Net cash provided by financing activities...             595,327               602,327
   Average monthly revenue per customer(4).....               43.91                 43.51
   Ratio of earnings to fixed charges(5).......                1.10                  1.06




                                                                       Year Ended December 31, 2000
                                                          Insight       Pro Forma Including      Pro Forma Including
                                                       Communications       Insight Ohio            Insight Ohio
                                                    --------------------- ------------------    ----------------------
                                                                (in thousands, except per customer data)
Financial Data:
   Revenues(6)..................................     $      476,186        $      648,988        $      599,239
   Costs and Expenses:
     Programming and other operating costs(7)...            167,163               241,362               222,335
     Selling, general and administrative........             94,922               112,053               101,502
     Depreciation and amortization..............            236,242               323,054               293,964
                                                    ---------------------  ------------------    ---------------------
   Operating loss...............................            (22,141)              (27,481)               (18,562)
   Loss from continuing operations..............            (76,812)
   EBITDA(1)(6).................................            269,183
   Adjusted EBITDA(2)...........................            214,101
   Adjusted EBITDA margin(3)....................               45.0%
   Capital expenditures.........................    $       262,241
   Net cash provided by operating activities....             91,632
   Net cash used in investing activities........            279,810
   Net cash provided by financing activities....            108,400
   Average monthly revenue per customer(4)......              42.92
   Ratio of earnings to fixed charges(5)........



                                                               As of March 31, 2001
                                                     ----------------------------------------
                                                                                 Insight
                                                                             Communications
                                                          Insight               Excluding
                                                       Communications         Insight Ohio
                                                     --------------------   -----------------
                                                                  (in thousands)

Balance Sheet Data:
   Cash and cash equivalents......................   $      195,502        $      194,036
   Fixed assets, net..............................        1,024,950               947,445
   Total Assets...................................        3,846,302             3,762,831
   Total Debt.....................................        2,320,194             2,295,194
   Stockholders' Equity...........................          744,417               878,568


                                                          As of December 31, 2000, except where noted
                                                          -------------------------------------------
                                        Indiana       Kentucky      Illinois        Ohio     Managed        Total
                                        Systems        Systems      Systems(8)     System    Systems(9)     Systems
                                        -------        -------      ----------     ------    ----------     -------
Technical Data:
   Network miles....................      7,752         8,998         7,876         2,686       3,368        30,680
   Number of headends...............         28            11            39             1          18            97
   Number of headends expected upon
     completion of upgrades during
     2001(10)(11)...................          6             5             8             1           0            20
   Number of headends serving 95%
     of our customers expected upon
     completion of upgrades during
     2001(10)(11)...................          3             4             5             1           0            13
Operating Data:
   Homes passed(12).................    515,800       748,000       685,100       184,400     176,900     2,310,200
   Basic customers(13)..............    320,000       442,000       431,100        85,400     121,200     1,399,700
   Basic penetration(14)............       62.0%         59.1%         62.9%         46.3%      68.5%          60.6%
   Digital ready homes(15)..........    246,800       404,700       364,700        47,800          0      1,064,000
   Digital customers(16)............     27,900        47,000        63,800        13,400          0        152,100
   Digital penetration(17)..........       11.3%         11.6%         17.5%         28.0%         0           14.3%
   Premium units(18)................    208,000       290,700       345,200        84,700     43,300        971,900
   Premium penetration(19)..........       65.0%         65.8%         80.1%         99.2%      35.7%          69.4%
   Cable modem customers(20)........      7,800        15,700        23,400         4,900          0         51,800


(1) Represents earnings (loss) before interest, taxes, depreciation and amortization. Our management believes that EBITDA is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator or operating performance or cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles. EBITDA, as computed by management, is not necessarily comparable to similarly titled amounts of other companies. See our financial statements, including the statements of cash flows, which appear elsewhere in this prospectus.


(2) Represents EBITDA prior to management fees, non-cash items and other non-recurring income and expense items. The following table sets forth a reconciliation of EBITDA to Adjusted EBITDA:

                                                       Three Months Ended March 31, 2001
                                                      -------------------------------------
                                                                              Insight
                                                                           Communications
                                                          Insight             Excluding
                                                        Communications       Insight Ohio
                                                      ------------------   ----------------
                                                                   (in thousands)

       EBITDA..................................     $      136,627        $      131,506
       Equity in losses of investees...........                712                   712
       Minority interest.......................            (34,438)              (34,438)
       Other expense...........................                227                   251
       Gain on cable system exchanges..........            (34,178)              (34,178)
       Extraordinary loss......................              6,086                 6,086
                                                    --------------        --------------
       Adjusted EBITDA.........................     $       75,036        $       69,939
                                                    ==============        ==============

                                                                     Year Ended December 31, 2000
                                                   --------------------- -----------------------------------------------
                                                         Insight          Pro Forma Including       Pro Forma Excluding
                                                      Communications         Insight Ohio               Insight Ohio
                                                   --------------------  -----------------------   --------------------
                                                                                                       (in thousands)
       EBITDA....................................   $      269,183        $      396,558             $      371,168
       Equity in losses of investees.............            3,830                 3,830                      3,830
       Gain on sale of equity investment.........          (80,943)              (80,943)                   (80,943)
       Minority interest.........................          (67,773)             (113,663)                  (108,170)
       Other expense.............................              294                   281                          7
       Loss on cable system exchanges............              956                   956                        956
       Impairment of investments.................           88,554                88,554                     88,554
                                                   -------------------   -----------------------   ---------------------
       Adjusted EBITDA...........................   $      214,101        $      295,573             $      275,402
                                                   ===================   =======================   =====================



(3)    Represents Adjusted EBITDA as a percentage of total revenues.


(4)    Represents average monthly revenue per average customer.


(5) For purposes of this calculation, "earnings" are defined as earnings before fixed charges. Fixed charges consist of interest expense, amortization of deferred financing and the portion of rent expense under operating leases considered interest. For the year ended December 31, 2000, earnings before fixed charges were insufficient to cover fixed charges on a historical basis, on a pro forma basis excluding Insight Ohio and on a pro forma basis including Insight Ohio by $76.8 million, $111.2 million and $116.7 million, respectively.



(6) The pro forma data includes the results of operations for the Illinois systems acquired pursuant to the AT&T transactions only for the periods during which they were owned by the AT&T cable subsidiaries during the year ended December 31, 2000. Listed below are the revenues and EBITDA for such systems for the periods during which they were not owned by the AT&T cable subsidiaries. The results below are not included in the pro forma data for the periods indicated. If these results were included in the financial data above, revenues and EBITDA excluding Insight Ohio would have been $610.2 million and $375.7 million and revenues and EBITDA including Insight Ohio would have been $659.9 million and $401.1 million for the year ended December 31, 2000. These revenues and EBITDA do not purport to be indicated of what our financial position or results of operations would have been had the above transactions been completed on the dates indicated or to project our results of operations for any future date.


                                                                January 1, 2000
                                                            through June 15, 2000
                                                        ----------------------------
                                                           Revenues        EBITDA
                                                        ------------    ------------
                                                               (in thousands)
       Previous MediaOne systems......................      $10,939          $4,515


(7) Does not reflect potential future cost savings related to programming discounts that the systems we contributed to Insight Midwest pursuant to the AT&T transactions will receive, due to our affiliation with AT&T Broadband.


(8)    Includes our Griffin, Georgia system.

(9) Projections for capital expenditures related to managed system rebuilds are subject to approval by AT&T Broadband.

(10) Headends in managed systems were consolidated into the Indiana and Kentucky networks.


(11) The upgrades of the newly acquired Illinois systems are scheduled to be completed by the end of 2002.

(12) Homes passed are the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

(13) Basic customers are customers of a cable television system who receive a package of over-the-air broadcast stations, local access channels and certain satellite-delivered cable television services, other than premium services, and who are usually charged a flat monthly rate for a number of channels.

(14) Basic penetration means basic customers as a percentage of total number of homes passed.

(15) Digital ready homes means the total number of homes passed to which digital service is available.

(16)   Customers with a digital converter box.

(17) Digital penetration means digital service units as a percentage of digital ready homes.

(18) Premium units mean the number of subscriptions to premium services, which are paid for on an individual unit basis.

(19) Premium penetration means premium service units as a percentage of the total number of basic customers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes to more than one premium service unit.

(20)   Customers receiving high-speed Internet service.

                                 RISK FACTORS

         You should carefully consider the risk factors set forth below, as well as the other information in this prospectus, before tendering in initial notes in exchange for exchange notes.

     Your failure to participate in the exchange offer will have adverse consequences

         Holders of initial notes who do not exchange their initial notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the initial notes as a consequence of the issuance of the initial notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, initial notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will register the initial notes under the Securities Act.

     Because of the lack of a public market for the exchange notes, you may not be able to sell your exchange notes at all or at an attractive price

         The exchange notes are a new issue of securities with no existing trading market. We do not intend to have the exchange notes listed on a national securities exchange, although we expect that they will be eligible for trading on the PORTAL system. In addition, while several financial companies have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and may discontinue market making at any time without notice. Accordingly, we cannot assure you as to the liquidity of the market for the exchange notes or the prices at which you may be able to sell the exchange notes.

         We have substantial debt and have significant interest payment requirements, which may adversely affect our ability to obtain financing in the future to finance our operations and our ability to react to changes in our business


         We have a substantial amount of debt. The following table shows certain important credit statistics about us:

                                                                   As of March 31, 2001
                                                              ---------------------------
                                                                  (dollars in thousands)
           Total debt.....................................         $      2,320,194
           Stockholders' equity...........................                  744,417
           Debt to equity ratio...........................                     3.1x


         For the three months ended March 31, 2001, earnings before fixed charges were insufficient to cover fixed charges on a historical basis, including Insight Ohio, by $2.0 million. Subject to restrictions in the Midwest Holdings credit facility, the indenture governing Insight Midwest's 9 3/4% senior notes due 2009, the indenture governing Insight Midwest's 10 1/2% senior notes due 2010 and the indenture governing the exchange notes, we may incur significant amounts of additional debt for working capital, capital expenditures, acquisitions and other purposes.


         Our high level of combined debt could have important consequences for you, including the following:

        . Our ability to obtain additional financing in the future for capital expenditures, acquisitions, working capital or other purposes may be limited;

        . We will need to use a large portion of our revenues to pay interest on our borrowings, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;

        . Some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates; and

        . Our indebtedness may limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

     Our primary asset is a 50% stake in Insight Midwest, and our sole business is the management of Insight Midwest's cable television systems. We may be forced to liquidate Insight Midwest before the exchange notes mature


         Although our financial statements consolidate the results of Insight Midwest, we own only 50% of the outstanding partnership interests in Insight Midwest. The other 50% of Insight Midwest is owned by an indirect subsidiary of AT&T Broadband, an entity over which we have no control. As a result, although our financial statements include 100% of the revenues and EBITDA of Insight Midwest, we are only entitled to share in the results and assets of Insight Midwest to the extent of our partnership interest. Insight Midwest accounted for substantially all of our pro forma revenues and pro forma EBITDA in fiscal 2000. Our 50% interest in Insight Midwest constitutes substantially all of our operating assets. The only cash we receive directly from Insight Midwest is a management fee of 3% based on revenues of the cable television systems and reimbursement of expenses.


         The Insight Midwest partnership agreement provides that at any time after December 31, 2005 either AT&T Broadband or Insight Communications Company, L.P. (our wholly-owned subsidiary that owns our 50% interest in Insight Midwest, "Insight LP"), will have the right to cause a split-up of Insight Midwest, subject to a limited right of postponement held by the non-initiating partner. The split-up would reduce the cash flow from operations that we need to repay our debt, and could require us to make a change of control offer which we may be unable to finance.


     We depend upon our operating subsidiaries for cash to fund our obligations


         Our investments in our operating subsidiaries, including Insight Midwest, constitute substantially all of our operating assets. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. The principal source of the cash we need to pay our obligations is the cash that our subsidiaries generate from their operations and their borrowings. The ability of our operating subsidiaries to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our subsidiaries will generate cash flow from operations in amounts sufficient to enable us to pay our indebtedness.


     Our ability to access the cash flow of our subsidiaries may be contingent upon our ability to refinance the debt of our subsidiaries, and we may be required to refinance certain indebtedness prior to maturity


         Our subsidiaries' ability to make payments to us will depend upon their operating results. Insight Midwest's ability to receive cash from its subsidiaries is restricted by the terms of the Midwest Holdings credit facility. The Midwest Holdings credit facility permits Midwest Holdings' subsidiaries to distribute cash to Insight Midwest, but only so long as there is no default under such credit facility. The terms of its indebtedness prohibit Insight Ohio from making distributions to Insight Midwest.


         Even if Insight Midwest receives funds from its subsidiaries, there can be no assurance that Insight Midwest can or would distribute cash to us to make payments on the notes due to restrictions imposed by the indentures governing Insight Midwest's outstanding senior notes and the Insight Midwest partnership agreement. The indentures governing Insight Midwest's outstanding 10 1/2% senior notes and 9 3/4% senior notes limit Insight Midwest's ability to distribute cash to us for any purpose. Furthermore, because we only own a 50% equity interest in Insight Midwest, the Insight Midwest partnership agreement provides that Insight Midwest may not pay dividends or make other distributions to us without the consent of our partner, AT&T Broadband. As a result, even if the creditors of Insight Midwest and its subsidiaries were to permit distributions to us, AT&T Broadband could prohibit any such distribution.

         As a result, we cannot assure you that we will be able to access the cash flow of Insight Midwest and its subsidiaries to make payments on the exchange notes. If we are unable to refinance the indebtedness of Insight Midwest and its subsidiaries on terms that provide Insight Midwest with a greater ability to provide us with funds prior to August 15, 2006, we may not be able to make payments required under the exchange notes.



         Furthermore, borrowings under the Midwest Holdings credit facility are secured and will mature prior to our and Insight Midwest's outstanding notes. Accordingly, we may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.


     Since the exchange notes will be effectively subordinated to the debt of our subsidiaries, our subsidiaries' lenders will have the right to be paid before you


         Our subsidiaries will not guarantee the exchange notes. Therefore, the exchange notes will be effectively subordinated to all of our subsidiaries' liabilities. Our subsidiaries' lenders will have the right to be paid before you from any cash received or held by our subsidiaries. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment of its liabilities, the subsidiary may not have assets remaining to make payments to Insight Midwest. As of December 31, 2000, as adjusted to give effect to the offering of the exchange notes and the AT&T transactions, excluding Insight Ohio, all of our outstanding debt other than the exchange notes would have totaled approximately $2.03 billion, all of which is senior in payment to the exchange notes. Additionally, the indenture permits us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances.


     We and our subsidiaries may still be able to incur substantially more debt which could exacerbate the risks described above

         We and our subsidiaries may be able to incur substantial additional debt in the future. If we or our subsidiaries do so, the risks described above could intensify. The terms of the indenture governing the exchange notes does not fully prohibit us or our subsidiaries from doing so. As of December 31, 2000, as adjusted to give effect to the AT&T transactions, we had approximately $400.0 million available (subject to certain borrowing conditions) for additional borrowings under the Midwest Holdings credit facility. We expect to continue to borrow under this facility.


     We may not be able to generate enough cash to service our debt, including the exchange notes


         Our ability to make payments on and to refinance our debt, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash. This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flows from operations or that future distributions will be available to us in amounts sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs.

         We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

     The Midwest Holdings credit facility requires us to comply with various financial and operating restrictions which could limit our ability to compete as well as our ability to expand


         The Midwest Holdings credit facility contains covenants that restrict Midwest Holdings' subsidiaries ability to:

         .   distribute funds or pay dividends to Insight Midwest;

         .   incur additional indebtedness or issue additional equity;

         .   repurchase or redeem equity interests and indebtedness;

         .   pledge or sell assets or merge with another entity;

         .   create liens; and

         .   make certain capital expenditures, investments or acquisitions.

         Such restrictions could limit our ability to compete as well as our ability to expand. The ability of Midwest Holdings' subsidiaries to comply with these provisions may be affected by events beyond our control. If they were to breach any of these covenants, they would be in default under the credit facility and they would be prohibited from making distributions to Insight Midwest.


     We may not be able to finance a change of control offer required by the indenture


         If we were to experience a change of control, the indenture governing the exchange notes requires us to purchase all of the exchange notes then outstanding at 101% of their principal amount, plus accrued interest to the date of repurchase. A change of control under the indenture may also constitute a change of control under the indentures governing Insight Midwest's 10 1/2% senior notes and Insight Midwest's 9 3/4% senior notes, pursuant to which we would be required to offer to repurchase those notes. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase the exchange notes, Insight Midwest's 10 1/2% senior notes and Insight Midwest's 9 3/4% senior notes. In fact, we expect that we would require third-party financing, but we cannot assure you that we would be able to obtain that financing on favorable terms or at all.

         The Midwest Holdings credit facility restricts our ability to repurchase the exchange notes, even when we are required to do so by the indenture in connection with a change of control. A change of control could therefore result in a default under such credit facility and could cause the acceleration of our debt or any debt of the Midwest Holdings subsidiaries. The inability to repay such debt, if accelerated and to purchase all of the tendered exchange notes, would constitute an event of default under the indenture.

     The exchange notes will be issued with original issue discount

         The exchange notes will be issued at a substantial discount from their stated principal amount at maturity. Consequently, although cash interest on the exchange notes generally will not be payable prior to August 15, 2006, original issue discount ("OID") will be includable in the gross income of a holder of the exchange notes for U.S. federal income tax purposes in advance of the receipt of such cash payments on the exchange notes based on the yield to maturity of the exchange notes. See "U.S. Federal Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences of the purchase, ownership and disposition of the exchange notes.

         If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim of a holder of exchange notes would likely be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any OID that was not accrued as of any such bankruptcy filing would constitute "unmatured interest."

         If the exchange notes provide holders with a yield to maturity that exceeds the Treasury-based interest rate in effect for the month of the issuance of the initial notes plus five percentage points, then OID with respect to the exchange notes will not be deductible by us until paid. In the event that such yield to maturity equals or exceeds such Treasury-based interest rate plus six percentage points, then the portion of such OID that exceeds the Treasury-based interest rate plus six percentage points will not be deductible by us on a permanent basis. See "U.S. Federal Tax Considerations."

     We have a history of net losses, and may not be profitable in the future

         Despite having net income before taxes, including Insight Ohio, of $5.1 million and $64.1 million for the three months ended March 31, 2001 and 2000, we have a history of net losses and expect to incur additional net losses in the future. We reported a net loss before taxes of $76.8 million and $52.6 million for the years ended December 31, 2000 and 1999. On a pro forma basis after giving effect to the AT&T transactions, including Insight Ohio, we would have reported a net loss before taxes of $116.7 million and $169.9 million for the years ended December 31, 2000 and 1999.


         We have and will continue to have a substantial amount of interest expense in respect of debt incurred and depreciation and amortization expenses relating to acquisitions of cable systems as well as expansion and upgrade programs. Such expenses have contributed to the net losses we experienced. We expect that we will continue to incur such non-operating expenses at increased levels as a result of our recent acquisitions and our network upgrade program, which expenses will result in continued net losses.

     We have a limited history of operating our current cable television systems and these systems may not generate sales at or exceeding historical levels

         We have served the customers of our existing Indiana systems for two and one-half years and the customers of our existing Kentucky systems for one and one-half years, and we are still in the process of integrating these systems. We are still in the process of integrating our newly purchased Illinois systems. The historical financial information of our systems may not fully indicate our future operating results. This makes it difficult for you to completely evaluate our performance.


     Our programming costs are substantial and they may increase, which could result in a decrease in profitability if we are unable to pass that increase on to our customers

         In recent years the cable industry has experienced a rapid escalation in the cost of programming, and sports programming in particular. For 1998 through 2000, programming costs increased significantly. Our cable programming services are dependent upon our ability to procure programming that is attractive to our customers at reasonable rates. Programming costs may continue to escalate and we may not be able to pass programming cost increases on to our customers. Our financial condition and results of operations could be negatively affected by further increases in programming costs. Programming has been and is expected to continue to be our largest single expense item and accounted for approximately 45% of the total operating expenses for our systems, without giving effect to the AT&T transactions, for the year ended December 31, 2000.




     The competition we face from other cable networks and alternative service providers may cause us to lose market share

         The impact from competition, particularly from direct broadcast satellite television systems and companies that overbuild in our market areas, has resulted in a decrease in customer growth rates as well as a loss of subscribers. The industry growth rate for basic customers for the years ended December 2000 and 1999 was 1.8% in each year, while satellite penetration as of December 2000 averaged 17.1% nationwide, up from 11.5% in December 1999. This in turn has negatively impacted our financial performance. Increased competition may continue to impact our financial performance. Many of our potential competitors have substantially greater resources than we do, and we cannot predict the market share our competitors will eventually achieve, nor can we predict their ability to develop products which will compete with our planned new and enhanced products and services such as high-speed data access, video-on-demand and telephone services.


         Direct broadcast satellite service consists of television programming transmitted via high-powered satellites to individual homes, each served by a small satellite dish. Legislation permitting direct broadcast satellite operators to transmit local broadcast signals was enacted on November 29, 1999. This eliminates a significant competitive advantage that cable system operators have had over direct broadcast satellite operators. Direct broadcast satellite operators have begun delivering local broadcast signals in the largest markets and there are plans to expand such carriage to many more markets over the next year.

         Since our cable systems are operated under non-exclusive franchises, competing operators of cable systems and other potential competitors, such as municipalities and municipal utility providers, may be granted franchises to build cable systems in markets where we hold franchises. Competition in geographic areas where a secondary franchise is obtained and a cable network is constructed is called "overbuilding." As of December 31, 2000, approximately 9.5% of the homes passed by our cable systems were overbuilt. An affiliate of Southern Indiana Gas and Electric Co. has overbuilt our Evansville, Indiana system and passes approximately 75,900 homes also passed by us. In addition, Knology Inc. and TotaLink of Kentucky LLC have each obtained a franchise to provide cable television service in our City of Louisville, Kentucky system which passes approximately 61,900 homes, although those franchises have been stayed pending litigation. TotaLink of Kentucky, LLC is also in discussions with the Jefferson County local franchising authority to obtain a franchise to provide cable television in our system which passes approximately 139,200 homes. In addition, Ameritech has overbuilt our Columbus, Ohio system and passes approximately 142,700 homes also passed by us. In our newly acquired Illinois system, the cities of Galesburg which passes approximately 17,000 homes and Springfield which passes approximately 60,900 homes are considering municipal overbuilds. We cannot predict what affect competition from these or future competitors will have on our business and operations.

     We will face competition from providers of alternatives to our Internet and telephone services


         Several telephone companies are introducing digital subscriber line technology (also known as DSL), which allows Internet access over traditional phone lines at data transmission speeds greater than those available by a standard telephone modem. Although these transmission speeds are not as great as the transmission speeds of a cable modem, we believe that the transmission speeds of digital subscriber line technology are sufficiently high that such technology will compete with cable modem technology. We cannot predict the impact DSL technology will have on our Internet access services or on our operations.

         As we expand our offerings to include telephone services, our AT&T digital branded telephone services will be subject to competition from existing providers, including both local exchange telephone companies and long-distance carriers. We cannot predict the extent to which the presence of these competitors will influence customer penetration in our telephone service areas.


         We expect that the most significant competitors for our Internet access and telephone service offerings will be the existing local exchange telephone companies as well as resellers using the local exchange telephone companies' communications networks. These competitors are currently the predominant providers of Internet and telephone services in our markets.


     We may be required to provide access to our networks to other Internet service providers, which could significantly increase our competition and adversely affect our ability to provide new products and services

         The U.S. Congress and the Federal Communications Commission have been asked to require cable operators to provide access over their cable systems to other Internet service providers. If we are required to provide open access, it could prohibit us from entering into or limit our existing agreements with Internet service providers, adversely impact our anticipated revenues from high-speed Internet access services and complicate marketing and technical issues associated with the introduction of these services. To date, the U.S. Congress and the Federal Communications Commission have declined to impose these requirements although the FCC has recently issued a notice of inquiry on this matter. This same open access issue is also being considered by some local franchising authorities and several courts. Franchise renewals and transfers could become more difficult depending upon the outcome of this issue.

     Our business has been and continues to be subject to extensive governmental legislation and regulation, and changes in this legislation and regulation could increase our costs of compliance and reduce the profitability of our business

         The cable television industry is subject to extensive legislation and regulation at the federal and local levels, and, in some instances, at the state level, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Operating in a regulated industry increases the cost of doing business generally. We may also become subject to additional regulatory burdens and related increased costs. As we continue to introduce additional communications services, we may be required to obtain federal, state and local licenses or other authorizations to offer such services. We may not be able to obtain such licenses or authorizations in a timely manner, or at all, or conditions could be imposed upon such licenses and authorizations that may not be favorable to us.

                          FORWARD-LOOKING STATEMENTS


         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

         .   discuss our future expectations;

         . contain projections of our future results of operations or of our financial condition; or

         .   state other "forward-looking" information.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

         The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

         We received net proceeds of approximately $213.0 million from the private offering of the initial notes. We used approximately $20.1 million of the net proceeds to repay in full our outstanding indebtedness under a revolving loan from Midwest Holdings.

         We intend to use the remainder of the net proceeds for general corporate purposes, including the possible purchase of a 50% interest in certain cable television systems owned by an affiliate of AT&T Broadband which we currently manage, and other joint ventures and/or strategic acquisitions. We intend to continue pursuing value-enhancing transactions in support of our acquisition strategy. However, we do not currently have any agreements, commitments or understandings for any future acquisitions. Furthermore, we do not yet have a formal agreement or understanding with the AT&T Broadband affiliate for the purchase of the managed systems, and there can be no assurance that any such agreement or understanding will be entered into.

         The revolving loan from Midwest Holdings provided for borrowings of up to an aggregate amount of $40.0 million, of which approximately $20.1 million was outstanding, including accrued interest, as of February 6, 2001. The revolving loan from Midwest Holdings would have matured in January 2004, and bore interest at a Eurodollar rate plus 4.25%, adjusted quarterly. The amount borrowed under the revolving loan was used to finance a portion of the AT&T transactions.

                        PRO FORMA FINANCIAL STATEMENTS

         The following tables set forth selected financial data of the Indiana, Kentucky, Illinois, Ohio and Georgia systems which are systems in which we have a significant economic interest. The tables include data for us:

         .   on a historical basis;

         .   on a pro forma basis excluding Insight Ohio; and

         .   on a pro forma basis including Insight Ohio.

         The historical data for the year ended December 31, 2000 reflect the operations of all systems for twelve months, including the Ohio system retroactively consolidated as of January 1, 2000.


         The pro forma data for the year ended December 31, 2000 reflect the following events:

         . Issuance of the Insight Midwest 10 1/2% senior notes and the use of the net proceeds therefrom to repay a portion of the Indiana and Kentucky credit facilities;

         .   The AT&T transactions;

         .   Assumption of debt in connection with the AT&T transactions;

         .   Exchange of the Claremont, California system; and

         . Entering into the Midwest Holdings credit facility and the application of a portion of the net proceeds therefrom to repay, in full, the remaining balances of the Kentucky and Indiana credit facilities.


         The following tables set forth information both excluding and including Insight Ohio, as Insight Ohio is an unrestricted subsidiary under the indenture governing the notes, and is prohibited by the terms of its indebtedness from making distributions to us.


         The historical data included in the pro forma statement of operations under the column headings "Insight Communications (as reported)," "Insight Ohio (as adjusted)," and "Illinois Systems Contributed by and Purchased from AT&T cable subsidiaries" represent:

         . Insight Communications (as reported): twelve months of operating results of Insight Communications.

         . Insight Ohio (as adjusted): twelve months of operating results of Insight Ohio, of which we acquired the remaining 25% equity interest on August 8, 2000, as adjusted to reflect such acquisition as if it had occurred at January 1, 2000.

         . Illinois Systems Contributed by and Purchased from AT&T cable subsidiaries: twelve months of operating results of the Illinois systems owned by the AT&T cable subsidiaries (including six and one-half months of operating results of systems previously owned by MediaOne), which we acquired pursuant to the AT&T transactions.


         As indicated in footnote (A) below, the pro forma financial data do not include results of certain of the Illinois systems which we acquired pursuant to the AT&T transactions for the periods specified. If such results were included in the financial data below, revenues and EBITDA excluding Insight Ohio would have been $610.2 million and $375.7 million and revenues and EBITDA including Insight Ohio would have been $659.9 million and $401.1 million for the year ended December 31, 2000. These revenues and EBITDA do not purport to be indicative of what our financial position or results of operations would have been had the above transactions been completed on the dates indicated or to project our results of operations for any future date.

                            INSIGHT COMMUNICATIONS

                       PRO FORMA STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 2000
                                (in thousands)

                                                                                        Illinois Systems
                                                                           Insight       Contributed By
                                      Insight                          Communications     And Purchased
                                   Communications    Insight Ohio As      Excluding      From AT&T Cable         Pro Forma
                                   (as reported)       Adjusted(H)      Insight Ohio      Subsidiaries          Adjustments
                                   -------------       -----------      ------------      ------------         ------------
Revenues ................           $ 476,186          $(49,749)         $ 426,437          $176,910           $  (4,108)(F)
Costs and expenses:
Programming and other
     operating costs ....             167,163           (19,027)           148,136            75,828              (1,629)(F)
Selling, general and
     administrative .....              94,922           (10,551)            84,371            27,231              (9,175)(D)
                                                                                                                    (925)(F)
Depreciation and
     amortization .......             236,242           (23,292)           212,950            49,826                  65(B)
                                                                                                                  33,032(E)
                                                                                                                  (1,909)(F)
                                   -------------       -----------      ------------      ------------         ------------
Operating income (loss) .             (22,141)            3,121            (19,020)           24,025             (23,567)
Other income (expense):
Interest income
     (expense), net .....            (109,753)            1,792           (107,961)                              (80,455)(C)
Other income (expense) ..              (1,250)              274               (976)                                   13
                                   -------------       -----------      ------------      ------------         ------------
Income (loss) before
     minority interest
     and equity losses
     of investees .......            (133,144)            5,187           (127,957)           24,025            (104,009)
Minority Interest .......              67,773                               67,773                                40,397(G)
Gain on sale of equity
     investment .........              80,943                               80,943
Impairment of investment              (88,554)                             (88,554)
Equity in losses of
     investees ..........              (3,830)                              (3,830)
                                   -------------       -----------      ------------      ------------         ------------
Income (loss) before
     income taxes .......           $ (76,812)         $  5,187          $ (71,625)         $ 24,025           $ (63,612)
                                   =============       ===========      ============      ============         ============



                                     Pro Forma                           Pro Forma
                                      Insight                             Insight
                                  Communications   Insight Ohio Pro   Communications
                                     Excluding         Forma As          Including
                                  Insight Ohio(A)     Adjusted(H)     Insight Ohio(A)
                                  ---------------     -----------     ---------------
Revenues.................         $   599,239       $    49,749       $   648,988
Costs and expenses:
Programming and other
     operating costs.....             222,335            19,027           241,362
Selling, general and
     administrative......             101,502            10,551           112,053

Depreciation and
     amortization........             293,964            29,090           323,054

                                  ---------------     -----------     ---------------
Operating income (loss)..             (18,562)           (8,919)          (27,481)
Other income (expense):
Interest income
     (expense), net......            (188,416)           (1,792)         (190,208)
Other income (expense)...                (963)             (274)           (1,237)
                                  ---------------     -----------     ---------------
Income (loss) before
     minority interest
     and equity losses
     of investees........            (207,941)          (10,985)         (218,926)
Minority Interest........             108,170             5,493           113,663
Gain on sale of equity
     investment..........              80,943                              80,943
Impairment of investment.             (88,554)                            (88,554)
Equity in losses of
     investees...........              (3,830)                             (3,830)
                                  ---------------     -----------     ---------------
Income (loss) before
     income taxes........         $  (111,212)      $    (5,492)      $  (116,704)
                                  ===============     ===========     ===============

                  Notes to Pro Forma Statement of Operations
                     for the Year Ended December 31, 2000

(A) The pro forma data includes the results of operations for the Illinois systems, acquired pursuant to the AT&T transactions, only for the periods during which they were owned by the AT&T cable subsidiaries during the year ended December 31, 2000. Listed below are the revenues and EBITDA for such systems for the periods during which they were not owned by the AT&T cable subsidiaries. The results below are not included in the pro forma data for the period indicated. If these results were included in the financial data above, revenues and EBITDA excluding Insight Ohio would have been $610.2 million and $375.7 million and revenues and EBITDA including Insight Ohio would have been $659.9 million and $401.1 million for the year ended December 31, 2000. These revenues and EBITDA do not purport to be indicative of what our financial position or results of operations would have been had the above transactions been completed on the dates indicated or to project our results of operations for any future date.


                                           January 1, 2000 through
                                                June 15, 2000
                                                -------------
                                         Revenues           EBITDA
                                         --------           ------
                                               (in thousands)
Previous MediaOne systems                 $10,939          $ 4,515



(B) Includes the elimination of amortization of deferred financing costs of $1.8 million resulting from the repayment of all borrowings under the Indiana and Kentucky credit facilities and the recording of $1.4 million of amortization of the deferred financing issuance costs for the Insight Midwest 10 1/2% senior notes and $489,000 of amortization of the deferred financing costs for the Midwest Holdings credit facility.

(C) Reflects the net increase in interest expense related to the repayment of all borrowings under the Indiana and Kentucky credit facilities (decrease in interest expense of $93.4 million), the issuance of the Insight Midwest 10 1/2% senior notes to repay a portion of the Indiana and Kentucky credit facilities (increase in interest expense of $43.7 million), borrowings under the Midwest Holdings credit facility to repay a portion of the Indiana and Kentucky credit facilities, to fund the acquisition of the Illinois systems purchased from the AT&T cable subsidiaries, and borrowings that we assumed pursuant to the AT&T transactions (increase in interest expense of $130.1 million).


(D) Reflects the elimination of management fee expense related to the AT&T cable subsidiary systems.


(E) Includes additional amortization related to a step-up in value of the intangible assets of the Illinois systems acquired from the AT&T cable subsidiaries, totaling $104.2 million, which will be amortized on a straight-line basis over fifteen years (increase in depreciation and amortization expense of $6.9 million). In addition, includes an increase in amortization of approximately $26.1 million related to the pre-acquisition intangibles, resulting from a reduced period of amortization from 40 years to fifteen years. The preliminary purchase price has been allocated to franchise rights. The purchase price allocation will be finalized upon completion and receipt of appraisal reports. However, we do not believe that any adjustment resulting from the final allocation of purchase price will be material.


(F) Reflects the elimination of the operating results of the Claremont, California systems exchanged in connection with the AT&T transactions.


(G) Reflects the increase in AT&T Broadband's minority interest, which is calculated at 50% of the operating results of the systems purchased and contributed to Insight Midwest pursuant to the AT&T transactions.

(H) Includes the historical operating results of the Insight Ohio systems for the year ended December 31, 2000, a consolidated adjustment and pro forma adjustments, as follows:


                                                                                                   Insight Ohio
                                  Insight Ohio     Consolidation   Insight Ohio     Pro Forma      Pro Forma As
                                  (as reported)     Adjustments     As Adjusted    Adjustments       Adjusted
                                  -------------    --------------  ------------    ------------    -------------

Revenues.......................       $49,749                          $49,749                       $49,749
   Costs and expenses:
   Programming and other
     operating costs...........        19,027                           19,027                        19,027
   Selling, general and
     administrative............        12,044           (1,493)(1)      10,551                        10,551
   Depreciation and
     amortization..............        10,882           12,410(2)       23,292         5,798(3)       29,090
                                  --------------  ---------------  -------------   -------------   -------------
Operating income (loss)........         7,796          (10,917)         (3,121)       (5,798)         (8,919)
Other income (expense):
   Interest income
     (expense), net............        (1,792)                          (1,792)                       (1,792)
   Other income (expense)......          (274)                            (274)                         (274)
                                  --------------  ---------------  -------------   -------------   -------------
   Income (loss) before
     minority interest and
     equity losses of
     investees.................         5,730          (10,917)         (5,187)       (5,798)        (10,985)
   Minority Interest...........                                                        5,493(4)        5,493
                                  --------------  ---------------  -------------   -------------  --------------
   Income (loss) before
     income taxes..........            $5,730         $(10,917)        $(5,187)        $(305)        $(5,492)
                                  ==============  ===============  =============   =============  ==============

------------------------------------
(1) Reflects the elimination of management fee expense related to the Ohio systems.

(2) Reflects actual amortization related to a step-up in value of intangible assets of Insight Ohio of $228.5 million recorded by us in the consolidated Insight Communications financial statements since the date of acquisition, which is being amortized over twelve years. Such amortization schedule is applied based upon the remaining terms of the franchise. The preliminary purchase price has been allocated to franchise rights and goodwill. The purchase price allocation will be finalized upon completion and receipt of appraisal reports. However, we do not believe that any adjustment resulting from the final allocation of purchase price will be material.

(3) Reflects an increase in amortization related to a step-up in value of intangible assets of Insight Ohio for the period prior to the acquisition date of August 8, 2000, which is being amortized over twelve years.

(4) Reflects the increase in AT&T Broadband's minority interest, which is calculated at 50% of the operating results of Insight Ohio system contributed to Insight Midwest pursuant to the AT&T transactions.

                            INSIGHT COMMUNICATIONS

                             PRO FORMA BALANCE SHEET
                                December 31, 2000
                                 (in thousands)

                                                                                       Illinois
                                                                                        Systems
                                                                                     Contributed By                     Pro Forma
                                                                        Insight      And Purchased                       Insight
                                       Insight                       Communications  From the AT&T                    Communications
                                   Communications    Insight Ohio      Excluding         Cable          Pro Forma       Excluding
            ASSETS                 (As Reported)    As Adjusted(E)    Insight Ohio    Subsidiaries     Adjustments     Insight Ohio
                                   ------------    --------------     ------------    ------------     -----------     ------------
Cash and cash equivalents ........  $    33,733        $  (1,169)     $    32,564     $       991   $   (26,500)(A)  $     7,055
Investment in debt and equity
    securities....................       27,846                            27,846                                         27,846
Trade accounts receivable, net ...       18,169           (2,782)          15,387           6,325           (66)(C)       21,646
Launch funds receivable ..........       16,123           (1,936)          14,187                                         14,187
Prepaid expenses and other
    current assets................       12,178             (437)          11,741                          (108)(C)       11,633
                                    -----------        ---------      -----------     -----------   ---------------  -----------
Total current assets .............      108,049           (6,324)         101,725           7,316       (26,674)          82,367
Fixed assets, net ................      820,888          (76,587)         744,301         193,002        (1,484)(C)      935,819
Intangible assets, net ...........    1,298,797         (216,538)       1,082,259       1,063,849       104,219 (A)    2,250,229
                                                                                                         (2,640)(C)
                                                                                                          2,542 (A)
Other noncurrent assets ..........       16,852                            16,852                                         16,852
                                    -----------        ---------      -----------     -----------   ---------------  -----------
       Total assets ..............  $ 2,244,586        $(299,449)     $ 1,945,137     $ 1,264,167   $    75,963      $ 3,285,267
                                    ===========        =========      ===========     ===========   ===============  ===========

LIABILITIES AND STOCKHOLDERS'
   EQUITY
Accounts payable and other .......
    current liabilities                 119,529          (16,112)         103,417           6,174          (602)(C)      108,989
Deferred income taxes ............       60,824          (62,265)          (1,441)                                        (1,441)
Deferred revenue .................       18,674           (2,550)          16,124                                         16,124
Due to related parties ...........                        (1,502)          (1,502)                                        (1,502)
Debt .............................    1,372,523          (25,000)       1,347,523                       685,500 (A)    2,033,023
Preferred interests ..............      180,281         (180,281)
                                    -----------        ---------      -----------     -----------   ---------------  -----------
    Total liabilities ............    1,751,831         (287,710)       1,464,121           6,174       684,898        2,155,193
Minority interest ................      (47,925)                          (47,925)                      563,314 (B)      515,389
Stockholders' equity .............      540,680          (11,739)         528,941       1,257,993    (1,172,249)(D)      614,685
                                    -----------        ---------      -----------     -----------   ---------------  -----------

    Total liabilities and
      Stockholders' equity .......  $ 2,244,586        $(299,449)     $ 1,945,137     $ 1,264,167   $    75,963      $ 3,285,267
                                    ===========        =========      ===========     ===========   ===============  ===========

                                                       Pro Forma
                                                        Insight
                                     Pro Forma       Communications
                                    Insight Ohio       Including
            ASSETS                 As Adjusted(E)     Insight Ohio
                                   -------------      ------------
Cash and cash equivalents ....        $  1,169        $    8,224
Investment in debt and equity
    securities................                            27,846
Trade accounts receivable, net           2,782            24,428
Launch funds receivable ......           1,936            16,123
Prepaid expenses and other
    current assets............             437            12,070
                                   -------------      ------------
Total current assets .........           6,324            88,691
Fixed assets, net ............          76,587         1,012,406
Intangible assets, net .......         216,538         2,466,767
Other noncurrent assets ......                            16,852
                                   -------------      ------------
       Total assets ..........        $299,449        $3,584,716
                                   =============      ============

LIABILITIES AND STOCKHOLDERS'
   EQUITY
Accounts payable and other
    current liabilities ......          16,112           125,101
Deferred income taxes ........          62,265            60,824
Deferred revenue .............           2,550            18,674
Due to related parties .......           1,502
Debt .........................          25,000         2,058,023
Preferred interests ..........         180,281           180,281
                                   -------------      ------------
    Total liabilities ........         287,710         2,442,903
Minority interest ............           5,869           521,258
Stockholders' equity .........           5,870           620,555
                                   -------------      ------------
    Total liabilities and
      Stockholders' equity ...        $299,449        $3,584,716

                                   =============      =============

           Notes to Pro Forma Balance Sheet as of December 31, 2000

(A)      Reflect the following:

         . A step-up in value of intangible assets of the Illinois systems acquired from the AT&T cable subsidiaries totaling $104.2 million.
              The preliminary purchase price has been allocated to franchise rights. The purchase price allocation will be finalized upon completion and receipt of appraisal reports. However, we do not believe that any adjustment resulting from the final allocation of purchase price will be material;

         . Borrowings of $379.5 million under the Midwest Holdings credit facility and a decrease in cash and cash equivalents of $26.5 million to fund the acquisition of the Illinois systems and related financing costs;

         . Borrowings of $306.0 million that we assumed pursuant to the AT&T transactions;

         . Write-off of deferred financing costs of approximately $9.0 associated with the refinancing of borrowings with the proceeds of the Midwest Holdings credit facility; and

         . Recording of deferred financing costs of approximately $11.5 million associated with the Midwest Holdings credit facility


(B)      Reflects the increase in AT&T Broadband's minority interest in Insight
         Midwest's net assets based on AT&T Broadband's 50% share of the value of the net assets purchased by and contributed to Insight Midwest pursuant to the AT&T transactions.


(C) Reflects the elimination of the Claremont, California system exchanged in connection with the AT&T transactions.



(D)      Reflects the following:



         .    Elimination of historical net assets of the Illinois systems
              contributed by and purchased from AT&T cable subsidiaries.........      $(1,257,993)
         .    Net increase in fair value of net assets acquired pursuant to
              the AT&T transactions.............................................          104,219
         .    Net decrease in fair value of the Claremont, California system...            (3,697)
         .    Write-off deferred financing costs and other..................              (14,778)
                                                                                     -------------
                                                                                      $(1,172,249)
                                                                                     =============


(E) Includes the balance sheet of Insight Ohio as of December 31, 2000, including transaction and a pro forma adjustment as follows:

                                                                                                           Pro Forma
                                   Insight Ohio      Transaction       Insight Ohio       Pro Forma       Insight Ohio
            ASSETS                 As Reported       Adjustments         Adjusted        Adjustments      As Adjusted
                                ----------------  ---------------   ----------------   ------------------ -----------
Cash and cash equivalents.....        $1,169                                $1,169                           $1,169
Investment in debt and equity
    securities................
Trade accounts receivable, net         2,782                                 2,782                            2,782
Launch funds receivable.......         1,936                                 1,936                            1,936
Prepaid expenses and other
    current assets............           437                                   437                              437
                                ----------------  ----------------  ----------------   ---------------  -------------
Total current assets..........         6,324                                 6,324                            6,324
Fixed assets, net.............        76,587                                76,587                           76,587
Intangible assets, net........           448         $216,090(1)           216,538                          216,538
                                ----------------  ----------------  ----------------   ---------------  -------------
Total assets..................       $83,359         $216,090             $299,449                         $299,449
                                ================  ================  ================   ===============  =============
LIABILITIES AND STOCKHOLDERS'
    EQUITY
Accounts payable and other
    current liabilities.......       $16,112                               $16,112                          $16,112
Deferred income taxes.........                         62,265(1)            62,265                           62,265
Deferred revenue..............         2,550                                 2,550                            2,550
Due to related parties........         1,502                                 1,502                            1,502
Debt..........................        25,000                                25,000                           25,000
Preferred interests...........       180,281                               180,281                          180,281
                                ----------------  ----------------  ----------------   ---------------- -------------
Total liabilities.............       225,445           62,265              287,710                          287,710
Minority interest.............                                                                 5,869(2)       5,869
Stockholders' equity..........      (142,086)         153,825               11,739            (5,869)(2)      5,870
    Total liabilities and       ----------------  ---------------- -----------------   ----------------- ------------
       Stockholders' equity...       $83,359         $216,090             $299,449                         $299,449
                                ================  ================ ================    ================= ============


------------------------------------------
(1) Reflects a step-up in value of intangible assets of Insight Ohio of $228.5 million (net of amortization recorded since August 2000) recorded by us in the consolidated Insight Communication financial statements, which is being amortized over twelve years. The preliminary purchase price has been allocated to franchise rights and goodwill. The purchase price allocation will be finalized upon completion and receipt of appraisal reports. However, we do not believe that any adjustment resulting from the final allocation of purchase price will be material.

(2) Reflects the increase in AT&T Broadband's minority interest in Insight Midwest's net assets based on AT&T Broadband's 50% share of the value of the net assets of Insight Ohio contributed to Insight Midwest pursuant to the AT&T transactions.

                           PRO FORMA OPERATING DATA

         In the table below we provide you with pro forma operating data as follows:

         .   The systems which we operated as of December 31, 2000; and

         . The systems which we acquired pursuant to the AT&T transactions and the recently acquired Greenwood, Indiana system.



                                                                         As of December 31, 2000
                                                 -----------------------------------------------------------------
                                                           Insight
                                                         Communications     Recently Acquired
                                                            Systems         Illinois Systems      Total Systems
                                                 -----------------------  --------------------  ------------------
              Homes passed.........................       1,719,500              590,700           2,310,200
              Basic customers......................       1,032,100              367,600           1,399,700
              Basic penetration....................            60.0%                62.2%               60.6%
              Digital ready homes..................         776,900              287,100           1,064,000
              Digital customers....................         103,400               48,700             152,100
              Digital penetration..................            13.3%                17.0%               14.3%
              Premium units........................         711,300              260,600             971,900
              Premium penetration..................            68.9%                70.9%               69.4%
              Cable modem customers................          30,300               21,500              51,800

                               LEGAL PROCEEDINGS


         Insight Kentucky and certain prior owners of the Kentucky systems, including affiliates of AT&T Broadband, have been named in class actions generally alleging that the Kentucky systems have improperly passed through state and local property tax charges to customers. The plaintiffs in these actions seek monetary damages and the enjoinment of the collection of such taxes. The amount of damages sought by the plaintiffs is not ascertainable at this time. To date, the class of potential plaintiffs has not been certified by the court; therefore, it is not yet possible to estimate the potential damages. If certification is granted, the plaintiffs will then be required to prepare a statement of alleged damages. Such class actions are (i) Alfred P. Sykes, Jr., Charles Pearl, Linda Pearl vs. InterMedia Partners of Kentucky, L.P. and TCI TKR of Jefferson County, Inc., which was filed on March 26, 1999 in Jefferson County Circuit Court and consolidated with James F. Dooley vs. TCI TKR of Jefferson County and InterMedia Partners of Kentucky, L.P., which was filed on March 24, 1999 in Jefferson County Circuit Court, and (ii) Charles Shaw and Loretta Shaw vs. TCI TKR of Northern Kentucky, Inc. TCI TKR of Southern Kentucky, Inc., TCI Cablevision of North Central Kentucky, Inc., TCI Cablevision of Kentucky, Inc. and InterMedia Partners of Kentucky, L.P., which was filed on June 4, 1999 in the Franklin County Circuit Court. The classes have not been certified in these actions and we are defending these actions vigorously. Plaintiff's counsel filed an additional class action lawsuit in Boone County Circuit Court entitled R. Stafford Johnson v. Insight Kentucky Partners II, L.P., TCI/TKR of Northern Kentucky, Inc. et. al. on October 27, 1999, making the same allegations as the other filed actions. This lawsuit was dismissed on January 21, 2000, due to the existence of the Franklin County case, which was held to be a superior action with identical issues. We believe that the Kentucky systems have substantial and meritorious defenses to these claims, especially claims by customers that reside in the communities that have entered into settlement agreements with the Kentucky systems, as described above. Motions to dismiss both the Jefferson County and Franklin County actions were denied and we have filed appeals of these decisions to the Supreme Court of Kentucky. In addition, the Kentucky systems have filed a declaratory judgement action in the United States District Court for the Eastern District of Kentucky asking the federal courts to declare that the issues at bar in the purported class actions are preempted under federal law. This action was dismissed by the District Court and is on appeal to the 6th Circuit Court of Appeals. On April 30, 1999, InterMedia Capital Partners VI, L.P. submitted a request for indemnity to affiliates of AT&T Broadband for certain losses arising out of these matters pursuant to the contribution agreement dated October 30, 1997 under which these systems were contributed to InterMedia Capital Partners VI, L.P.


         The City of Louisville, Kentucky has granted additional franchises to Knology, Inc. and TotaLink of Kentucky, LLC. Our Kentucky subsidiary's franchise from the City of Louisville provides us with the right to challenge the grant of any subsequent franchises that are on terms more favorable than our own. Pursuant to such franchise provision, we filed for declaratory judgment in the Jefferson County Circuit Court against the City of Louisville, Kentucky for its grant of a more favorable franchise to Knology on November 2, 2000, and to TotaLink on December 21, 2000. In the Knology action, the City of Louisville has filed a motion for summary judgment seeking a declaration of the court that the franchises are substantially similar as a matter of law. We have opposed this motion and are currently awaiting a ruling. On November 8, 2000, Knology filed a federal court action in the United States District Court for the Western District of Kentucky, naming Insight LP and our Kentucky operating subsidiary as defendants. The action also named the City of Louisville, Kentucky as a defendant. The suit seeks money damages and injunctive relief for alleged violations of the antitrust laws, the Communications Act of 1934, as amended (the "Communications Act"), and the Civil Rights Act of 1899, arising out of our having filed, under provisions of our own franchise from the City, the state court challenge to Knology's cable television franchise awarded by the City. The federal court has granted Knology a preliminary injunction, effectively lifting the stay of Knology's franchise that resulted from our filing of the state court action. Knology has recently filed a statement of damages in the federal case seeking $16.5 million in lost profits, plus treble damages under antitrust laws in the total amount of $49 million. We believe the claims in the federal action to be without merit and intend to defend it vigorously.


         We believe there are no other pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Insight Midwest Holdings Credit Facility

         On January 5, 2001, Insight Midwest Holdings, LLC, our wholly-owned subsidiary which owns all of our systems other than the Columbus, Ohio system, entered into a senior credit facility with a group of banks and other financial institutions led by The Bank of New York. The Midwest Holdings credit facility provides for term loans of $1,325 million and for revolving credit loans of up to $425 million, including a letter of credit subfacility of up to $50 million. Loans under the Midwest Holdings facility were used to refinance the previous credit facilities of our Indiana and Kentucky systems (i.e., the Indiana and Kentucky credit facilities) and to finance the AT&T transactions, and may be used for working capital and general corporate purposes. The term loans will mature in June and December 2009, and the revolving credit loans will mature in June 2009, with quarterly reductions in the amount of outstanding term loans, revolving credit loans and commitments commencing March 2004. Obligations under the Midwest Holdings credit facility are secured by a pledge of the outstanding equity interests of Midwest Holdings and its subsidiaries and any amounts payable by Midwest Holdings and its subsidiaries to us have been subordinated to the loans under the credit facility. Loans under the Midwest Holdings credit facility bear interest, at Midwest Holdings' option, at an alternate base rate or Eurodollar rate, plus an additional margin, tied to Midwest Holdings' ratio of total debt to adjusted annualized operating cash flow, of between 0.50% and 2.75%.


         The Midwest Holdings credit agreement contains a number of covenants that, among other things, restrict the ability of Midwest Holdings and its subsidiaries to make capital expenditures, acquire or dispose of assets, enter into mergers, incur additional indebtedness, pay dividends or other distributions, create liens on assets, make investments, and engage in transactions with related parties. The Midwest Holdings credit facility permits the distribution to us of amounts equal to the interest then due and owing on Insight Midwest's 10 1/2% senior notes due 2010 and the interest and principal then due and owing on Insight Midwest's 9 3/4% senior notes due 2009, assuming that the maturity of the 10 1/2% senior notes and the 9 3/4% senior notes has not been accelerated and, before and after giving effect to such payment, no default exists under the facility. In addition, the Midwest Holdings credit facility requires compliance with certain financial ratios and also contains customary events of default. As of March 31, 2001, there was $1.38 billion outstanding under the Midwest Holdings credit facility.


12.25% Senior Discount Notes Due 2011

         See "Description of Notes."

Insight Midwest 9 3/4% Senior Notes Due 2009

         Insight Midwest has outstanding $200.0 million in aggregate principal amount of 9 3/4% senior notes due 2009. Interest on the 9 3/4% senior notes is payable semiannually on April 1 and October 1 of each year.

         The 9 3/4% senior notes constitute senior debt of Insight Midwest. The 9 3/4% senior notes rank pari passu with Insight Midwest's 10 1/2% senior notes and effectively rank behind all existing and future indebtedness and other liabilities of Insight Midwest's subsidiaries. The 9 3/4% senior notes will rank equally with all of Insight Midwest's future unsubordinated, unsecured debt that does not expressly provide that it is subordinated to the notes and will rank ahead of all Insight Midwest's future debts that expressly provide that they are subordinated to the notes.

         On or after October 1, 2004, Insight Midwest may redeem some or all of the 9 3/4% senior notes, plus accrued and unpaid interest. Prior to October 1, 2002, Insight Midwest may redeem up to 35% of the 9 3/4% senior notes with the proceeds of certain offerings of Insight Midwest's equity at the price listed in the indenture governing the 9 3/4% senior notes.

         If Insight Midwest or its subsidiaries sell certain assets or experience specific kinds of changes of control, Insight Midwest must offer to repurchase the 9 3/4% senior notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

         The indenture governing the 9 3/4% senior notes contains certain covenants that limit, among other things, Insight Midwest's ability and the ability of its subsidiaries to:

        .  incur additional debt;

        .  pay dividends on capital stock or repurchase capital stock;

        .  make investments;

        .  use assets as security in other transactions; and

        .  sell certain assets or merge with or into other companies.

Insight Midwest 10 1/2% Senior Notes Due 2010

         Insight Midwest has outstanding $500.0 million in aggregate principal amount of 10 1/2% senior notes due 2010. Interest on the 10 1/2% senior notes is payable semiannually on May 1 and November 1 of each year.

         The 10 1/2% senior notes constitute senior debt of Insight Midwest. The 10 1/2% senior notes rank pari passu with Insight Midwest's 9 3/4% senior notes and effectively rank behind all existing and future indebtedness and other liabilities of Insight Midwest's subsidiaries. The 10 1/2% senior notes will rank equally with all of Insight Midwest's future unsubordinated, unsecured debt that does not expressly provide that it is subordinated to the notes and will rank ahead of all Insight Midwest's future debts that expressly provide that they are subordinated to the notes.

         On or after November 1, 2005, Insight Midwest may redeem some or all of the 10 1/2% senior notes, plus accrued and unpaid interest. Prior to November 1, 2003, Insight Midwest may redeem up to 35% of the 10 1/2% senior notes with the proceeds of certain offerings of Insight Midwest's equity at the price listed in the indenture governing the 10 1/2% senior notes.

         If Insight Midwest or its subsidiaries sell certain assets or experience specific kinds of changes of control, Insight Midwest must offer to repurchase the 10 1/2% senior notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

         The indenture governing the 10 1/2% senior notes contains certain covenants that limit, among other things, Insight Midwest's ability of its subsidiaries to:

        .  incur additional debt;

        .  pay dividends on capital stock or repurchase capital stock;

        .  make investments;

        .  use assets as security in other transactions; and

        .  sell certain assets or merge with or into other companies.

Ohio Credit Facility

         Insight Ohio entered into the Ohio credit facility on October 7, 1998 with a group of banks and other financial institutions led by Canadian Imperial Bank of Commerce. The Ohio credit facility provides for revolving credit loans of $25 million to finance capital expenditures and for working capital and general corporate purposes, including the upgrade of the Ohio system's network and for the introduction of new video services. The Ohio credit facility has a six-year maturity, with reductions to the amount of the commitment commencing after March 31, 2002. The amount available for borrowing is reduced by any outstanding letter of credit obligations.

         Insight Ohio's obligations under the Ohio credit facility are secured by substantially all the tangible and intangible assets of Insight Ohio. Loans under the Ohio credit facility bear interest, at Insight Ohio's option, at Canadian Imperial Bank of Commerce's prime rate or at a Eurodollar rate. In addition to the index rates, Insight Ohio pays an additional margin percentage tied to its ratio of total debt to adjusted annualized operating cash flow, in the case of prime rate loans, 0.75% or, if under a 5:1 ratio, 0.25%; and in the case of Eurodollar loans, 2.0% or, if under a 5:1 ratio, 1.5%.

         The Ohio credit facility contains a number of covenants that, among other things, restricts the ability of Insight Ohio and its subsidiaries to make capital expenditures, dispose of assets, incur additional indebtedness, incur guarantee obligations, pay dividends or make capital distributions, including distributions on the preferred interests that are required to pay the Coaxial 10% senior notes and the Coaxial 127/8% senior discount notes in the event of a payment default under the Ohio credit facility, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, engage in certain transactions with subsidiaries and affiliates and otherwise restrict certain activities. In addition, the Ohio credit facility requires compliance with certain financial ratios, including with respect to total leverage, interest coverage and pro forma debt service coverage.

         The Ohio credit facility contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within a period of time after the due date thereof, any representation or warranty being made by Insight Ohio that is incorrect in any material respect on or as of the date made, a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements for a specified period, default in certain other indebtedness, certain insolvency events, certain change of control events and a default under the indentures governing the Coaxial 10% senior notes and the Coaxial 127/8% senior discount notes.

         As of March 31, 2001, there was $25.0 million outstanding under the Ohio credit facility.


         Insight Ohio will become an unrestricted subsidiary under the indenture governing the notes, and will be prohibited by the terms of its indebtedness from making distributions to us.

Coaxial 10% Senior Notes Due 2006

         Coaxial Communications of Central Ohio, Inc. and Phoenix Associates, an affiliated general partnership, have outstanding $140.0 million aggregate principal amount of 10% senior notes due 2006. Interest on the Coaxial 10% senior notes is payable semiannually on each February 15 and August 15 of each year. The Coaxial 10% senior notes are joint and several non-recourse obligations of Coaxial Communications and Phoenix.

         As part of the financing plan that resulted in Insight Ohio acquiring the Ohio system, Insight Ohio issued Series A preferred interests and Series B preferred interests to Coaxial Communications. The 10% senior notes are secured by a first priority pledge of all of the issued and outstanding Series A preferred interests of Insight Ohio.

         The Series A preferred interests have a liquidation preference of $140.0 million and will pay distributions in an amount equal to the interest payments on the Coaxial 10% senior notes. All Series A preferred interests were issued to Coaxial Communications and pledged to the trustee of the Coaxial 10% senior notes for the benefit of the holders of the Coaxial 10% senior notes. Coaxial Communications utilizes cash distributions on the Series A preferred interests to make payments on the Coaxial 10% senior notes.

         The Coaxial 10% senior notes are conditionally guaranteed on a senior unsecured basis, by Insight Ohio and any future restricted subsidiaries of Coaxial Communications and Phoenix. The Coaxial 10% senior notes guarantees are only effective to the extent and at the time the holders of the Coaxial 10% senior notes are unable to realize proceeds from the enforcement of the mandatory redemption provisions of the Series A preferred interests. Insight Ohio is the only guarantor of the Coaxial 10% senior notes currently in existence.

         The indenture governing the Coaxial 10% senior notes contains covenants that, among other things, generally restrict the ability of Coaxial Communications, Phoenix, Insight Ohio and any of their restricted subsidiaries to:

         .   incur additional debt;

         .   pay dividends and make distributions;

         .   issue stock of subsidiaries to third parties;

         .   make certain investments;

         .   repurchase stock;

         .   create liens;

         .   enter into transactions with affiliates;

         .   enter into sale and leaseback transactions;

         . create dividend or other payment restrictions affecting restricted subsidiaries;

         . merge or consolidate in a transaction involving all or substantially all of the assets of Coaxial Communications and Phoenix and their restricted subsidiaries, taken as a whole;

         .   transfer or sell assets; and

         . use distributions on the Series A preferred interests or Series B preferred interests for any purpose other than required payments of interest and principal on the Coaxial 10% senior notes or the Coaxial 127/8% senior discount notes.

Coaxial 12 7/8% Senior Discount Notes Due 2008

         Coaxial LLC (a 67.5% shareholder of Coaxial Communications) and Coaxial Financing Corp. (an affiliate of Coaxial LLC) have outstanding $55,869,000 aggregate principal amount at maturity of 12 7/8% senior discount notes due 2008, which were issued for $30.0 million gross proceeds. Cash interest on the Coaxial 12 7/8% senior discount notes does not accrue and is not payable prior to August 15, 2003. Thereafter, cash interest will be payable semiannually on each February 15 and August 15, commencing February 15, 2004.

         As part of the financing plan that resulted in Insight Ohio acquiring the Ohio system, Insight Ohio issued Series A preferred interests and Series B preferred interests to Coaxial Communications. The Series B preferred have an initial liquidation preference of $30.0 million. Insight Ohio will pay distributions to Coaxial Communications in an amount equal to the interest payments on the Coaxial 12 7/8% senior discount notes. Coaxial Communications uses the distributions received by it in respect of the Series B preferred interests to pay dividends on its common stock. Pursuant to certain promissory notes, Coaxial DJM LLC and Coaxial DSM LLC (each a shareholder of Coaxial Communications) pay dividends received by them to Coaxial LLC. Coaxial LLC utilizes cash dividends from the Coaxial Communications common stock and cash interest payments from the promissory notes to make payments on the Coaxial
12 7/8% senior discount notes. Though the Series B preferred interests make distributions in amounts equal to the interest payments on the Coaxial 12 7/8% senior discount notes, the Series B preferred interests do not serve as collateral for the Coaxial 12 7/8% senior discount notes and the holders of the Coaxial 12 7/8% senior discount notes will not have any direct claim with respect to the Series B preferred interests. The Insight Ohio Series A preferred interests have a priority over the Series B preferred interests with respect to both distributions and redemption.

         The Coaxial 12 7/8% senior discount notes are conditionally guaranteed on a senior unsecured basis, by Insight Ohio and any future restricted subsidiaries of Coaxial LLC, other than Coaxial Communications, and Coaxial Financing. The Coaxial 12 7/8% senior discount notes guarantees are only effective to the extent and at the time the holders of the Coaxial 12 7/8% senior discount notes are unable to realize proceeds from the enforcement of the mandatory redemption provisions of the Insight Ohio Series B preferred interests. Insight Ohio is the only guarantor of the Coaxial 12 7/8% senior discount notes currently in existence. The Coaxial 12 7/8% senior discount notes guarantees are subordinated to the prior payment in full of all obligations of the guarantors.

         The indenture governing the Coaxial 12 7/8% senior discount notes contains covenants that, among other things, generally restrict the ability of Coaxial LLC, Coaxial Financing, Insight Ohio and any of their restricted subsidiaries to:

        .   incur additional debt;

        .   pay dividends and make distributions;

        .   issue stock of subsidiaries to third parties;

        .   make certain investments;

        .   repurchase stock;

        .   create liens;

        .   enter into transactions with affiliates;

        .   enter into sale and leaseback transactions;

        . create dividend or other payment restrictions affecting restricted subsidiaries;

        . merge or consolidate in a transaction involving all or substantially all of the assets of Coaxial LLC, Coaxial Financing and their restricted subsidiaries, taken as a whole;

        .   transfer or sell assets; and

        . use dividends received on the Coaxial Communications common stock and payments received in respect of the promissory notes for any purpose other than required payments of interest and principal on the Coaxial 12 7/8% senior discount notes.

                             DESCRIPTION OF NOTES

         You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the "Company" refers only to Insight Communications Company, Inc. and not to any of its subsidiaries.

         The initial notes were issued and the exchange notes will be issued under an indenture between us and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

         The form and terms of the exchange notes are the same in all material respects as the form and terms of the initial notes, except that the exchange notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer. The initial notes have not been registered under the Securities Act and are subject to transfer restrictions.

         The following description is a summary of the material provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth above under "--Available Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

         The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

         The notes:

         .  are our general unsecured obligations;

         . are senior in right of payment to any of our existing and future subordinated Indebtedness;

         . are equal in right of payment to all of our existing and future unsubordinated, unsecured Indebtedness; and

         . are effectively subordinated in right of payment to all of our future secured Indebtedness to the extent of the value of the assets securing such Indebtedness.

         Substantially all of our operations are conducted through Insight Midwest and therefore, we are dependent upon the cash flow of Insight Midwest to meet our obligations, including our obligations under the notes. Our right to receive assets of any of our Subsidiaries, including, without limitation, Insight Midwest, will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors). As of March 31, 2001, the aggregate amount of Indebtedness and other obligations of our Subsidiaries (including Capital Lease Obligations and trade payables) that effectively ranked senior in right of payment to our obligations under the notes was approximately $2.21 billion, excluding Insight Ohio. See "Risk Factors--We have substantial debt and have significant interest payment requirements, which may adversely affect our ability to obtain financing in the future to finance our operations and our ability to react to changes in our business" "Risk Factors--We depend on our operating subsidiaries for cash to fund our obligations," "Risk Factors--Our ability to access the cash flow of our subsidiaries may be contingent upon our ability to refinance the debt of our subsidiaries and we may be required to refinance certain indebtedness prior to maturity," "Risk Factors--Since the exchange notes will be effectively subordinated to the debt of our subsidiaries, our subsidiaries' lenders will have the right to be paid before you" and "Risk Factors--We may not be able to generate enough cash to service our debt, including the exchange notes."


         As of the date of the indenture, all of our Subsidiaries, other than Insight Ohio, will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain other of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

         The indenture provides for the issuance by us of notes with a maximum aggregate principal amount at maturity of $400.0 million. The notes offered hereby will be offered at a substantial discount from their principal amount at maturity and will generate gross proceeds to the Company of approximately $220.1 million. We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 15, 2011.

         No interest will accrue on the notes prior to February 15, 2006. Instead, the Accreted Value of each note will increase (representing amortization of original issue discount) between the date of original issuance and February 15, 2006, at a rate of 12 1/4% per annum calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value on February 15, 2006 will be equal to the full principal amount at maturity of the notes. Beginning on February 15, 2006, interest on the notes will accrue at a rate of 12 1/4% per annum and will be payable in cash semi-annually in arrears on each February 15 and August 15, commencing on August 15, 2006. We will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

         Interest on the notes will accrue from the date on which interest was most recently paid or, if no interest has been paid, from February 15, 2006. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

         If a holder has given wire transfer instructions to the Company, we will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

         The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

         A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption.

Optional Redemption

         At any time prior to February 15, 2004, we may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of notes issued under the indenture at a redemption price of 112.25% of the Accreted Value thereof, plus Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company, provided that:

         . at least 65% in aggregate principal amount at maturity of the notes issued under the indenture remains outstanding immediately after the occurrence of any such redemption, excluding notes held by us and our Subsidiaries; and

         . the redemption occurs within 90 days of the date of the closing of any such Equity Offering.

         Except pursuant to the preceding paragraph, the notes will not be redeemable at our option prior to February 15, 2006.

         On or after February 15, 2006, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15, of the years indicated below:


          Year                                                                     Percentage
          ----                                                                     ----------
          2006...............................................................       106.125%
          2007...............................................................       104.083%
          2008...............................................................       102.042%
          2009 and thereafter................................................       100.000%


Mandatory Redemption

         We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

         If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount at maturity of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase (or, in the case of repurchases of notes prior to February 15, 2006, at 101% of the Accreted Value thereof, plus Liquidated Damages thereon, if any, to the date of purchase). Within 30 days following any Change of Control, we will mail a notice to the trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

         On the Change of Control Payment Date, we will, to the extent lawful:

         . accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

         . deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

         . deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

         The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and we will execute and issue and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

         The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

         We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes or portions of notes properly tendered and not withdrawn under such Change of Control Offer.

         The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

         The indentures governing the 9 3/4% Notes and the 10 1/2% Notes, and the Insight Midwest Credit Facility currently limit our Subsidiaries' ability to pay dividends or make other distributions to us, and prohibit such payments in the case of a default or event of default thereunder. A Change of Control may constitute a default under the Insight Midwest Credit Facility and may also trigger a change of control repurchase obligation under the indentures governing the 9 3/4% Notes and the 10 1/2% Notes. In the event a Change of Control occurs, we could seek the consent of our Subsidiaries' lenders and bond holders to provide sufficient funds to us for the purchase of the notes or could attempt to refinance the borrowings that contain such restrictions. If we do not obtain such consent or repay such borrowings, we will likely not have the financial resources to purchase the notes and such Subsidiaries would be prohibited from paying dividends to us for the purpose of such purchase. In any event, there can be no assurance that our Subsidiaries will have the resources available to make any such dividend or distribution. In addition, any future credit agreements, indentures or other agreements relating to Indebtedness to which we become a party may prohibit or otherwise limit us from purchasing any notes prior to their maturity, and may also provide that certain change of control events with respect to us would constitute a default or require a repurchase offer thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture. See "Risk Factors--We may not be able to finance a change of control offer required by the indenture."

Asset Sales

         We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

         (1) we, or our Restricted Subsidiary, as the case may be, receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

         (2) such fair market value is determined by our Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee; and

         (3) at least 75% of the consideration received in such Asset Sale by us or any such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

                  . any Indebtedness or other liabilities, as shown on our or such Restricted Subsidiary's most recent balance sheet, of us or any Restricted Subsidiary, other than contingent liabilities and Indebtedness that is by its terms subordinated to the notes, that are assumed by the transferee of any such assets pursuant to an agreement that releases us or such Restricted Subsidiary from further liability; and

                  . any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are converted within 45 days of the applicable Asset Sale by us or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

         Notwithstanding the foregoing, we and our Restricted Subsidiaries may engage in Asset Swaps; provided that, (1) immediately after giving effect to such Asset Swap, we would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (2) our Board of Directors determines that such Asset Swap is fair to us or such Restricted Subsidiary, as the case may be, from a financial point of view and such determination is evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee.

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply those Net Proceeds at our option:

         (1) to a permanent repayment or reduction of Indebtedness, other than subordinated Indebtedness of us or a Restricted Subsidiary and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

         (2) to acquire all or substantially all of the assets of a Permitted Business;

         (3) to acquire Voting Stock of a Permitted Business from a Person that is not our Subsidiary; provided, that (a) after giving effect thereto, we and our Restricted Subsidiaries collectively own a majority of such Voting Stock and (b) such acquisition is otherwise made in accordance with the indenture, including, without limitation, the "Restricted Payments" covenant;

         (4)   to make capital expenditures; or

         (5) to acquire other long-term tangible assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

         Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, we will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount at maturity plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (or, in the case of purchases of notes prior to February 15, 2006, at 100% of the Accreted Value thereof, plus Liquidated Damages thereon, if any, to the date of purchase), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount at maturity or Accreted Value (as applicable) of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount at maturity or Accreted Value (as applicable) of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

         We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

         If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

         (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

         (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

         No notes with an aggregate principal amount at maturity of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

         If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount at maturity of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests in their capacity as such other than dividends or distributions payable in our Equity Interests (other than Disqualified Stock) or to us or one of our Restricted Subsidiaries;

         (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any of our Equity Interests;

         (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

         (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

         (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

         (2) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Adjusted Debt to Cash Flow Ratio test set forth in the first paragraph, or the Debt to Cash Flow Ratio test set forth in clause (3) of the second paragraph, of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

         (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date of the indenture excluding Restricted Payments made pursuant to the second, third and fourth clauses of the next succeeding paragraph, shall not exceed, at the date of determination, the sum, without duplication, of:

               (a) an amount equal to our Consolidated Cash Flow from the date of the indenture to the end of our most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.2 times our Consolidated Interest Expense from the date of the indenture to the end of our most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period; plus

               (b) an amount equal to 100% of Capital Stock Sale Proceeds less any such Capital Stock Sale Proceeds used in connection with:

                      . an Investment made pursuant to clause (6) of the definition of "Permitted Investments;" or

                      . an incurrence of Indebtedness pursuant to clause (10) of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" plus

               (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of:
                      (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

               (d) to the extent that the Board of Directors designates any Unrestricted Subsidiary that was designated as such after the date of the Indenture as a Restricted Subsidiary, the lesser of (i) the aggregate fair market value of all Investments owned by us and our Restricted Subsidiaries in such Subsidiary at the time such Subsidiary was designated as an Unrestricted Subsidiary and (ii) the then aggregate fair market value of all Investments owned by us and our Restricted Subsidiaries in such Unrestricted Subsidiary.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

         (2) the redemption, repurchase, retirement, defeasance or other acquisition of any of our subordinated Indebtedness or of any of our Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of our Subsidiaries or an employee stock ownership plan or to a trust established by us or any of our Subsidiaries for the benefit of its employees) of, our Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

         (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of us or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

         (4) regardless of whether any Default then exists, the payment of any dividend by one of our Restricted Subsidiaries (a) to us or (b) to the holders of its Equity Interests on a pro rata basis;

         (5) the repurchase, redemption or other acquisition or retirement for value of any of our Equity Interests held by any member of our (or any of our Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;

         (6) regardless of whether any Default then exists, the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of Capital Stock of Insight Midwest to pay federal, state or local income tax liabilities that would arise solely from income of Insight Midwest or any of its Subsidiaries, as the case may be, for the relevant taxable period and attributable to them solely as a result of Insight Midwest (and any intermediate entity through which the holder owns such Capital Stock) or any of its Subsidiaries being a limited liability company, partnership or similar entity for federal income tax purposes;

         (7) the retirement, redemption or repurchase of the Equity Interests of Insight Midwest pursuant to clauses (ii) or (iii) of Section 10.1(b) of the Partnership Agreement as a result of the occurrence of a Formal Determination (as defined in the Partnership Agreement) and which relates to Federal Communications Commission or other regulatory violations described in the Partnership Agreement; and

         (8) other Restricted Payments in an aggregate amount not to exceed $40.0 million.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment, we will deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

         We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Restricted Subsidiaries of the Company (other than Insight Midwest and any direct or indirect Subsidiary of Insight Midwest) may incur Indebtedness or issue preferred stock, if the Company's Adjusted Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the Company's most recently ended fiscal quarter for which internal financial statements are available, would have been no greater than 8.0 to 1.

         The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

         (1) the incurrence by Insight Midwest and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Insight Midwest and its Restricted Subsidiaries thereunder) not to exceed $1.75 billion;

         (2) the incurrence by the Company and its Wholly Owned Restricted Subsidiaries (other than Insight Midwest and any direct or indirect Subsidiary of Insight Midwest) of additional Indebtedness and letters of credit under Credit Facilities if the Company's Adjusted Senior Debt to Cash Flow Ratio at the time of the incurrence of such Indebtedness, after giving pro forma effect to such incurrence, as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the Company's most recently ended fiscal quarter for which internal financial statements are available, would have been no greater than 5.5 to 1.0; provided that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or one of its Restricted Subsidiaries and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or one of its Restricted Subsidiaries will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (2);

         (3) the incurrence of Indebtedness (including Acquired Debt) or the issuance of preferred stock by Insight Midwest and its Restricted Subsidiaries if Insight Midwest's Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such preferred stock, after giving effect to such incurrence or issuance, as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended fiscal quarter of Insight Midwest for which internal financial statements are available, would have been no greater than 8.0 to 1.0;

         (4) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

         (5) the incurrence by us of Indebtedness represented by the notes to be issued on the date of the indenture and the Exchange Notes to be issued pursuant to the registration rights agreement;

         (6) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (6), not to exceed $40.0 million at any time outstanding;

         (7) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (6) of this paragraph;

         (8) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that:

                (a) if we are the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, and

                (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or one of our Restricted Subsidiaries thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either us or one of our Restricted Subsidiaries will be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

         (9) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

         (10) (a) the incurrence by us or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed 200% of the Capital Stock Sale Proceeds received by the Company from the sale of our Equity Interests (other than Disqualified Stock) and (b) the incurrence by Insight Midwest or any Restricted Subsidiary of Insight Midwest of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed 200% of the Capital Stock Sale Proceeds received by Insight Midwest from the sale of its Equity Interests (other than Disqualified Stock), in either case, after the date of the indenture to the extent such net cash proceeds have not been applied to make Restricted Payments or to effect other transactions pursuant to the covenant described above under the caption "--Restricted Payments" or to make Permitted Investments pursuant to clause (6) of the definition thereof;

         (11) the guarantee by us of Indebtedness of us or one of our Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

         (12) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant;

         (13) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $75.0 million;

         (14) the incurrence by Insight Midwest or any Restricted Subsidiary of Insight Midwest of Indebtedness represented by notes issued to Affiliates in respect of, and amounts equal to, advances made by such Affiliates to enable Insight Midwest or any Restricted Subsidiary of Insight Midwest to make payments in connection with the 10 1/2% Notes, the 9 3/4% Notes or the Credit Facilities; and

         (15) the incurrence by our Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, that event will be deemed to constitute an incurrence of Indebtedness by one of our Restricted Subsidiaries that was not permitted by this clause (15).

         We will not, and will not permit any of our Restricted Subsidiaries to, incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of us or such Restricted Subsidiary, as applicable, unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of us or a Restricted Subsidiary shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of us or such Restricted Subsidiary solely by virtue of being unsecured.

         For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Sale and Leaseback Transactions

         We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

         (1) we or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Adjusted Debt to Cash Flow Ratio test in the first paragraph, or the Debt to Cash Flow Ratio test set forth in clause (3) of the second paragraph, of the covenant described above under the caption

                "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) created a Lien on such property securing Attributable Debt pursuant to the covenant described below under the caption "--Liens;"

         (2) the net cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

         (3) the transfer of assets in that sale and leaseback transaction is permitted by, and we apply or that Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

Liens

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist (collectively, "incur") any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, incur any Lien of any kind on or to otherwise pledge or grant any other interest in the Capital Stock of Insight Midwest owned by us or any of our Restricted Subsidiaries.

Dividend and Other Payment Restrictions Affecting Subsidiaries

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) pay dividends or make any other distributions on its Equity Interests to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

         (2) make loans or advances or guarantee any such loans or advances to us or any of our Restricted Subsidiaries; or

         (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (1) Existing Indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indenture;

         (2) the indenture, the notes, the 10 1/2% Notes, the 9 3/4% Notes and the indentures governing the 10 1/2% Notes and the 9 3/4% Notes;

         (3)   applicable law;

         (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

         (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

         (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

         (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

         (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

         (9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

         (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

         (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

         (12) restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that such restrictions are customary for similar financings.

Merger, Consolidation or Sale of Assets

         We may not directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

         (1) either: (a) we are the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (2) the Person formed by or surviving any such consolidation or merger, if other than us, or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all of our obligations under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

         (3) immediately after such transaction no Default or Event of Default exists; and

         (4) we or the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fiscal quarter, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Adjusted Debt to Cash Flow Ratio test set forth in the first paragraph, or the Debt to Cash Flow Ratio test set forth in clause (3) of the second paragraph, of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

         In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Restricted Subsidiaries.

Transactions with Affiliates

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer, exchange or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of our Affiliates, officers or directors (each, an "Affiliate Transaction"), unless:

         (1) such Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person (as determined by the Board of Directors and evidenced by a resolution of the Board of Directors); and

         (2)    we deliver to the trustee:

                (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

                (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that this clause (b) shall not apply to any transaction between or among us, Insight Midwest, AT&T Broadband, LLC and our and their respective Subsidiaries.

         The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (1) any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with our past practice or that of such Restricted Subsidiary;

         (2)    transactions between or among us and/or our Restricted
                Subsidiaries;

         (3) transactions with a Person that is our Affiliate solely because we own an Equity Interest in such Person;

         (4) payment of reasonable directors fees to Persons who are not otherwise our Affiliates;

         (5) sales of Equity Interests (other than Disqualified Stock) to our Affiliates;

         (6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments;"

         (7) payment of management fees to Insight LP pursuant to the Management Agreements;

         (8) any transactions or arrangements entered into, or payments made, pursuant to the terms of the Insight Midwest Credit Facility;

         (9)    Permitted Investments;

         (10) any transactions or arrangements in existence on the date of the indenture, including, without limitation, the Asset Contribution Agreement, dated August 15, 2000 among us, certain AT&T Cable Subsidiaries and TCI of Indiana Holdings, LLC and all such other agreements, amendments and documents as may be necessary or desirable to perform and carry out the transactions contemplated by the Asset Contribution Agreement; and

         (11) any arrangement with affiliates of Source Media, Inc. for the distribution of cable television services or programming.

Designation of Restricted and Unrestricted Subsidiaries

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as we shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Business Activities

         We will not, and will not permit any of our Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Restricted Subsidiaries, taken as a whole.

Reports

         Whether or not required by the Commission, so long as any notes are outstanding, we will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

         (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

         (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

         In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of our operations and those of our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

Payments for Consent

         We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

         Each of the following is an Event of Default:

         (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

         (2) default in payment when due of the principal of, or premium, if any, on the notes;

         (3) failure by us or any of our Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

         (4) failure by us or any of our Restricted Subsidiaries for 30 days after written notice thereof has been given to us by the trustee or to us and the trustee by the holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of their other covenants or agreements in the indenture;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries or the payment of which is guaranteed by us or any of our Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

                (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

                (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

         (6) failure by us or any of our Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $25.0 million (net of applicable insurance which has not been denied in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days; and

         (7) certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries.

         In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

         Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

         The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except (1) a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes (2) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.

         In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 15, 2006, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of us with the intention of avoiding the prohibition on redemption of the notes prior to February 15, 2006, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

         We are required to deliver to the trustee within 90 days after the end of each fiscal year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee, incorporator or stockholder of us, as such, shall have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

         We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

         (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

         (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

         (4)    the Legal Defeasance provisions of the indenture.

         In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

         (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

         (2) in the case of Legal Defeasance, we shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

         (3) in the case of Covenant Defeasance, we shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

         (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

         (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries are bound;

         (6) we must have delivered to the trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of us between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of us under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (7) we must deliver to the trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

         (8) we must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

         Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

         (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal amount at maturity of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders") or amend or modify the calculation of Accreted Value so as to reduce the amount of the Accreted Value of the notes;

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

         (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

         (8) make any change in the preceding amendment and waiver provisions.

         Notwithstanding the preceding, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes:

         (1)    to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated notes in addition to or in place of certificated notes;

         (3) to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

         (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

         (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

         The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

         (1)    either:

                (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

                (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

         (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either of us is a party or by which either of us is bound;

         (3) we have paid or caused to be paid all sums payable by them under the indenture; and

         (4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

         In addition, we must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

         If the trustee becomes our creditor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

         Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Insight Communications Company, Inc., 810 Seventh Avenue, New York, New York 10019, Attention: Ms. Colleen Quinn.

Certain Definitions

         Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Accreted Value" means, as of any date of determination, prior to February 15, 2006, with respect to any note, the sum of (a) the initial offering price to investors of such note and (b) the portion of the excess of the principal amount of such note over the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such note at a rate of 12 1/4% per annum, compounded semi-annually on each February 15 and August 15 from February 15, 2006 to the date of issuance) which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 12 1/4% per annum of the initial offering price of such note, compounded semi-annually on each February 15 and August 15 from the date of issuance of the notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

         "Acquired Debt" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Adjusted Debt to Cash Flow Ratio" means, as of any date of determination (as used in this definition, the "Determination Date"), the ratio of (a) the Consolidated Indebtedness of the Company less the Consolidated Indebtedness of Insight Midwest as of such Determination Date, to (b) four times the Consolidated Cash Flow of the Company, less the Consolidated Cash Flow of Insight Midwest, in each case, for the most recent full fiscal quarter ending immediately prior to such Determination Date for which internal financial statements are available (the "Measurement Period"), determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the applicable Person and its Restricted Subsidiaries from the beginning of such quarter through and including such Determination Date (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such quarter. For purposes of calculating Consolidated Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (i) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during the Measurement Period; (ii) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and (iii) if the applicable Person or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied, as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

         "Adjusted Senior Debt to Cash Flow Ratio" means, as of any date of determination (as used in this definition, the "Determination Date"), the ratio of (a) the Consolidated Indebtedness of the Company that constitutes senior Indebtedness incurred under Credit Facilities, less the Consolidated Indebtedness of Insight Midwest that constitutes senior Indebtedness incurred under Credit Facilities as of such Determination Date, to (b) four times the Consolidated Cash Flow of the Company less the Consolidated Cash Flow of Insight Midwest, in each case, for the most recent full fiscal quarter ending immediately prior to such Determination Date for which internal financial statements are available (the "Measurement Period"), determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the applicable Person and its Restricted Subsidiaries from the beginning of such quarter through and including such Determination Date (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such quarter. For purposes of calculating Consolidated Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (i) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during the Measurement Period; (ii) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash
Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and (iii) if the applicable Person or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied, as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of more than 10% of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

         "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into the Company or any Restricted Subsidiary, or (b) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person that constitute substantially all of an operating unit, a division or line of business of such Person or that is otherwise outside of the ordinary course of business.

         "Asset Sale" means:

         (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

         (2) the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

         Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

         (1) any single transaction or series of related transactions that involves assets having a fair market value (as determined by the Board of Directors and evidenced by a resolution of the Board of Directors) of less than $5.0 million;

         (2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

         (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

         (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

         (5)    the sale or other disposition of cash or Cash Equivalents;

         (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments;" and

         (7) the incurrence of Permitted Liens and the disposition of assets related to such Permitted Liens by the secured party pursuant to a foreclosure.

         "Asset Swap" means an exchange of assets by the Company or a Restricted Subsidiary of the Company for:

         (1)    one or more Permitted Businesses;

         (2) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses; and/or

         (3) long-term assets that are used in a Permitted Business in a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code or any similar or successor provision of the Internal Revenue Code.

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

         "Board of Directors" means:

         (1) with respect to a corporation, the board of directors of the corporation;

         (2) with respect to a partnership, the board of directors of the general partner of the partnership;

         (3) with respect to Insight Midwest at the option of the Company, the board of directors of the Company or the Advisory Committee of Insight Midwest; and

         (4) with respect to any other Person, the board or committee of such Person serving a similar function.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

         (1)    in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Capital Stock Sale Proceeds" means the aggregate net cash proceeds (including, for purposes of clause (3)(b) under the caption "--Certain Covenants--Restricted Payments," the fair market value of the non-cash proceeds, as determined by an independent appraisal firm) received by the Company after the date of the indenture:

     (x) as a contribution to the common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock); or

     (y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests, other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company.

         "Cash Equivalents" means:

         (1)    United States dollars;

         (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

         (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

         (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

         (6) money market funds having assets in excess of $100.0 million, at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

"Change of Control" means the occurrence of any of the following:

         (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) other than a Permitted Holder and its Related Parties;

         (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

         (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than a Permitted Holder or a Related Party thereof, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

         (4) Insight Midwest ceases to be a Restricted Subsidiary of the Company;

         (5) during any consecutive two-year period, the first day on which individuals who constituted the Board of Directors of the Company as of the beginning of such two-year period (together with any new directors who were nominated for election or elected to such Board of Directors with the approval of a majority of the individuals who were members of such Board of Directors, or whose nomination or election was previously so approved at the beginning of such two-year period) cease to constitute a majority of the Board of Directors of the Company; or

         (6) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

         "Common Stock" of any Person means all Capital Stock of such Person that is generally: entitled to (1) vote in the election of directors of such Person or (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

         "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

         (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

         (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

         (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

         (4) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

         (5) non-cash items increasing such Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

         "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), all calculated after taking into account the effect of all Hedging Obligations, and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

         (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

         (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

         (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

         (4) the cumulative effect of a change in accounting principles shall be excluded.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

         (1) was a member of such Board of Directors on the date of the indenture; or

         (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Credit Facilities" means, one or more debt facilities (including, without limitation, the Insight Midwest Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Debt to Cash Flow Ratio" means, with respect to any Person as of any date of determination (the "Determination Date"), the ratio of (a) the Consolidated Indebtedness of the specified Person as of such Determination Date to (b) four times the Consolidated Cash Flow of such Person for the most recent full fiscal quarter ending immediately prior to such Determination Date for which internal financial statements are available (the "Measurement Period"), determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such quarter through and including such Determination Date (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such quarter. For purposes of calculating Consolidated Cash Flow for the Measurement Period immediately prior to the relevant Determination Date (i) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during the Measurement Period; (ii) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash
Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and (iii) if the specified Person or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied, as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Equity Offering" means an offering by a Person of its shares of Equity Interests (other than Disqualified Stock) however designated and whether voting or non-voting, and any and all rights, warrants or options to acquire such Equity Interests (other than Disqualified Stock).

         "Existing Indebtedness" means up to $700.0 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Midwest Credit Facility) in existence on the date of the indenture, until such amounts are repaid. Notes issued in a registered exchange offer of the 10 1/2% Notes pursuant to the registration rights agreement entered into in connection with the issuance of the 10 1/2% Notes shall be deemed to be "Existing Indebtedness."

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

         "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

         (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

         (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

         (1)    borrowed money;

         (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

         (3)    banker's acceptances;

         (4) representing Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

         (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

         (6)    representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date shall be:

         (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

         (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         "Insight Communications Midwest" means Insight Communications Midwest,
          LLC.

         "Insight Midwest" means Insight Midwest, L.P. or any successor thereof.

         "Insight Midwest Credit Facility" means that certain credit agreement, dated as of January 5, 2001, by and among Insight Midwest Holdings, LLC, The Bank of New York, as administrative agent, and the other lenders party thereto, and as the same may hereafter be further amended, modified, supplemented or renewed in accordance with its terms and all other loan documents, including the security agreement, delivered pursuant thereto.

         "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation, assignment for security or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

         "Management Agreements" means the management agreements between Insight LP and each of Insight Communications Midwest and Insight Kentucky and the consulting agreement between Insight LP and an affiliate of AT&T, as each is in effect on the date of the indenture.

         "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

         (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:
                (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

         (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

         (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale;

         (2) all payments made on any indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security arrangement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

         (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale; and

         (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

         "9 3/4% Notes" means the 9 3/4% senior notes due 2009 issued under an indenture dated as of October 1, 1999, by and between Insight Midwest, Insight Capital, Inc. and The Bank of New York (as successor to Harris Trust Company of New York), as trustee.

         "Non-Recourse Debt" means Indebtedness:

         (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

         (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

         (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Partnership Agreement" means the limited partnership agreement of Insight Midwest, dated October 1, 1999, as amended and restated on January 5, 2001, and as the same may be further amended, supplemented or revised in accordance with its terms.

         "Permitted Business" means a cable television, media and communications, entertainment, telecommunications or data transmission business, businesses ancillary, complementary or reasonably related thereto and reasonable extensions thereof.

         "Permitted Holders" means Sidney R. Knafel, Michael S. Willner and Kim
D. Kelly.

         "Permitted Investments" means:

         (1) any Investment in the Company or in a Restricted Subsidiary of the Company;

         (2)    any Investment in Cash Equivalents;

         (3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

                (a) such Person becomes a Restricted Subsidiary of the Company; or

                (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; provided that such Person's primary business is a Permitted Business;

         (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

         (5) any Investment in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

         (6) Investments made out of the net cash proceeds of the issue and sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company, to the extent that:

                (a) such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described above under the caption "--Restricted Payments," or

                (b) such net cash proceeds have not been used to incur Indebtedness pursuant to clause (8) of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

         (7) the extension of credit to vendors, suppliers and customers in the ordinary course of business;

         (8) any Investment existing as of the date of the indenture, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require the Company or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith;

         (9) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

         (10)   Hedging Obligations;

         (11) loans and advances to officers, directors and employees of the Company and the Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business not to exceed $1.0 million outstanding at any time; and

         (12) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the date of the indenture not to exceed $75.0 million.

         "Permitted Liens" means:

         (1) Liens securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred;

         (2)    Liens in favor of the Company or a Restricted Subsidiary;

         (3) Liens on property or assets, or any shares of Capital Stock or secured indebtedness of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

         (4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

         (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

         (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

         (7)    Liens existing on the date of the indenture;

         (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

         (9) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

         (10) Statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

         (11) Easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

         (12) Attachment or judgment Liens not giving rise to a Default or an Event of Default;

         (13) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

         (14) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

         (15) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

         (16) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

         (17) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

         (18) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect the Company or any of their Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

         (19) Liens consisting of any interest or title of a licensor in the property subject to a license;

         (20)   Liens on the Capital Stock of Unrestricted Subsidiaries;

         (21) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

         (22) Any extensions, substitutions, replacements or renewals of the foregoing; and

         (23) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $20.0 million at any one time outstanding.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

         (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "Related Party" means, with respect to any Person:

         (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of such Person; or

         (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more such Persons and/or such other Persons referred to in the immediately preceding clause (1).

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subsidiary" means, with respect to any specified Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof);

provided that each of Insight Midwest and its Subsidiaries will be considered to be a Subsidiary for so long as the Company continues to control the management and policies of Insight Midwest and directly or indirectly owns at least 45% of the outstanding equity interests of Insight Midwest.

         "10 1/2% Notes" means the 10 1/2% senior notes due 2010 issued under an indenture dated as of November 6, 2000, by and between Insight Midwest, Insight Capital, Inc. and The Bank of New York, as trustee.

         "Unrestricted Subsidiary" means any Subsidiary of the Company (or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

         (1)      has no Indebtedness other than Non-Recourse Debt;

         (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

         (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or
                  (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

         Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Boards of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

         (2)    the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                        U.S. FEDERAL TAX CONSIDERATIONS

         In the opinion of Sonnenschein Nath & Rosenthal, the following general discussion summarizes the material U.S. federal tax aspects of the exchange offer. This discussion is a summary for general information only and does not consider all aspects of U.S. federal tax that may be relevant to the purchase, ownership and disposition of exchange notes by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in partnerships or other pass-through entities. In addition, except as otherwise provided, this discussion addresses only certain U.S. federal income tax consequences and does not describe U.S. federal estate or gift tax consequences or the tax consequences arising out of the tax laws of any state, local, or foreign jurisdiction.


         As used herein, a "U.S. Holder" is a beneficial owner of a note that is
(1) a citizen or resident of the United States; (2) a corporation or other entity treated as a corporation for U.S. federal tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust which is either subject to the supervision of a court within the United States and the control of one or more U.S. persons, or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a "Non-U.S. Holder" is a beneficial owner of a note that is not a U.S. Holder.


         This discussion is based on the Code, existing and proposed U.S. Treasury regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. We have not and will not seek any opinions of counsel or rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership, or disposition of the notes which are different from those discussed herein.


         Investors in notes should consult their tax advisors with regard to the application of the tax consequences discussed below to their particular situations, as well as the application of any state, local, foreign or other tax laws, or subsequent revisions thereof.


Exchange of Notes

         The exchange of notes pursuant to the exchange offer will not be treated as a taxable sale, exchange or other disposition of the corresponding initial notes because the terms of the exchange notes are not materially different from the terms of the initial notes. Accordingly,

         (1) a holder will not recognize gain or loss upon receipt of an exchange note;

         (2) the holding period of an exchange note will include the holding period of the initial note exchanged therefor; and

         (3) the adjusted tax basis of an exchange note will be the same as the adjusted tax basis of the initial note exchanged.

The filing of a shelf registration statement will not result in a taxable exchange to any holder of a note.

U.S. Federal Income Taxation of U.S. Holders

         Interest and Original Issue Discount

         The exchange notes were considered to have been issued with original issue discount ("OID") for U.S. federal income tax purposes. OID is the excess of the stated redemption price at maturity of an exchange note over its issue price. The "stated redemption price at maturity" of an exchange note is the sum of all payments provided by the instrument, including all payments of interest other than interest that is unconditionally payable at a single fixed rate at least annually. Because interest is not payable until 2006, all stated interest will be included in the stated redemption price at maturity. The "issue price" of an exchange note is the first price at which a substantial amount of the initial notes were sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents, or wholesalers).

         A U.S. Holder is required to include OID in gross income as ordinary interest over the term of the exchange notes, as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of accounting. A U.S. Holder will not be required to report separately as taxable income actual payments of stated interest with respect to the exchange notes, but rather such stated interest will be included in income as OID under the method described immediately below. In general, the amount of OID included in income by a U.S. Holder is the sum of the daily portions of OID for each day during the taxable year (or portion of the taxable year) on which such holder holds such exchange note. The "daily portion" is determined by allocating the OID for an accrual period equally to each day in that accrual period. The "accrual period" for an exchange note may be of any length and may vary in length over the term of an exchange note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period.

         The amount of OID for an accrual period is generally equal to the product of the exchange note's adjusted issue price at the beginning of such accrual period and its yield to maturity. The "adjusted issue price" of an exchange note at the beginning of any accrual period is the sum of the issue price of the exchange note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the exchange note. Under those rules, a U.S. Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The "yield to maturity" of an exchange note is the discount rate that, when used in computing the present value of all payments to be made on an exchange note, produces an amount equal to the issue price of the exchange note.

         For purposes of determining the yield and maturity of the exchange notes, it should be presumed on the issue date that we will not exercise a redemption option, because such exercise would not minimize the yield of the exchange notes to us.


         Applicable High Yield Discount Obligation

         Because the exchange notes should constitute "applicable high yield discount obligations," the OID on the exchange notes should not be deductible by us until paid. An "applicable high yield discount obligation" is any debt instrument that (1) has a maturity date which is more than five years from the date of issue; (2) has a yield to maturity which equals or exceeds the applicable federal rate ("AFR") released by the IRS for the calendar month in which the obligation was issued (which was 5.41% compounded semiannually for debt instruments issued in February 2001, with maturities longer than nine years) plus five percentage points; and (3) has "significant original issue discount." A debt instrument generally has "significant original issue discount" if, as of the close of any accrual period ending more than five years after the date of issue, the excess of the interest (including OID) that has accrued on the obligation over the interest that is required to be paid thereunder exceeds the product of the issue price of the instrument and its yield to maturity.

         Moreover, because the exchange notes' yield to maturity should exceed the AFR plus six percentage points, a ratable portion of our deduction for OID (the "Disqualified OID") (based on the portion of the yield to maturity that exceeds the AFR plus six percentage points) should be nondeductible to us. For purposes of the dividends received deduction under Section 243 of the Code, the Disqualified OID should be treated as a dividend to the extent it would have been so treated had such amount been distributed by us with respect to our stock.

         Acquisition Premium and Market Discount

         A U.S. Holder who purchases an exchange note for an amount in excess of its "adjusted issue price" as of the purchase date will be considered to have purchased the exchange note with an "acquisition premium" equal to the amount of such excess. The "adjusted issue price" of an exchange note is equal to the issue price of the initial note exchanged for an exchange note, plus the amount of OID that is attributable to the note for all periods prior to the purchase date reduced by the amount of all prior cash payments on the note. The amount of OID that such U.S. Holder must include in its gross income with respect to such exchange note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year.

         If a U.S. Holder purchases an exchange note for an amount that is less than its "revised issue price" as of the purchase date, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. In general, the "revised issue price" of an exchange note is equal to the issue price of the initial note exchanged for the exchange note, plus the amount of OID that is attributable to the note for all periods prior to the purchase (disregarding any deduction for acquisition premium), reduced by the amount of all cash payments on the exchange note. Under the de minimis exception, an exchange note is considered to have no market discount if the excess of the revised issue price of the exchange note over the holder's tax basis in such note immediately after its acquisition is less than 0.25% of the revised issue price of the exchange note multiplied by the number of complete years to the maturity date of the exchange note after the acquisition date.


         Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain from the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In addition, such a holder may be required to defer until maturity of the exchange note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest on any indebtedness incurred or continued to purchase or carry such exchange note.


         In general, market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the exchange note, unless the U.S. Holder elects to accrue the market discount on a constant interest method. A U.S. Holder of an exchange note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.


         Sale, Exchange, or Redemption of the Exchange Notes

         Upon the sale, exchange, redemption, or other disposition of an exchange note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder's adjusted tax basis in the exchange note. A U.S. Holder's adjusted tax basis in an exchange note generally will equal the cost of the exchange note (or the cost of the initial note exchanged for the exchange note) to the U.S. Holder, increased by OID and any market discount previously included in income through the date of disposition and decreased by any payments received on the exchange note whether denominated as interest or principal. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount not previously included in income, which will be taxed as ordinary income.


U.S. Federal Income Taxation of Non-U.S. Holders


         Payments of Interest

         The payment to a Non-U.S. Holder of interest (including OID) on an exchange note generally will not be subject to a 30% U.S. federal withholding tax provided that the Non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and U.S. Treasury regulations; (2) is not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and U.S. Treasury regulations; (3) is not a bank whose receipt of interest on the exchange notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (4)(a) provides its name and address on an IRS Form W-8BEN (or a successor form) and certifies under penalties of perjury that it is not a U.S. person or (b) a bank, brokerage house or other financial institution that holds the notes on behalf of the Non-U.S. Holder in the ordinary course of its trade or business (a "financial institution") certifies to us, under penalty of perjury, that it has received an IRS Form W-8BEN (or a successor form) from the beneficial owner and furnishes us with a copy thereof. In the case of financial institutions that have entered into a withholding agreement with the IRS to become qualified intermediaries, an alternative method may be applicable for satisfying the certification requirement described in (4)(b) above.


         If a Non-U.S. Holder cannot satisfy the requirements described in the immediately preceding paragraph, such holder will be subject to a 30% U.S. federal withholding tax on payments of interest on the exchanges notes to the extent of accrued but unpaid OID, unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or a successor form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or a successor form) stating that the interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. In addition, the Non-U.S. Holder may, under certain circumstances, be required to obtain a U.S. taxpayer identification number ("TIN").


         If a Non-U.S. Holder of an exchange note is engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will be subject to U.S. federal income tax on such interest (including OID) in the same manner as if it were a U.S. Holder, unless the Non-U.S. Holder can claim an exemption under the benefit of an applicable income tax treaty. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.


         Generally, the payments of interest to a Non-U.S. Holder would be subject to reporting requirements, even though such payments are not subject to a 30% U.S. federal withholding tax.


         Sale, Exchange, or Redemption of the Exchange Notes

         Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, redemption or other disposition of an exchange note unless (1) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States; (2) in the case of a Non-U.S. Holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates. Notwithstanding (1) and (2), a Non-U.S. Holder will not be subject to U.S. federal income tax if a treaty exemption applies and the appropriate documentation is provided.


U.S. Federal Estate Taxation of Non-U.S. Holders

         An exchange note that is held by an individual who, at the time of death, is not a citizen or resident of the United States will generally not be subject to U.S. federal estate tax if, at the time of the individual's death, interest on the exchange note would have qualified for the portfolio interest exception.


Information Reporting and Backup Withholding

         U.S. Holders may be subject, under certain circumstances, to information reporting and backup withholding at a rate equal to the fourth lowest rate of tax under Section 1(c) of the Code (which is 30.5% for amounts paid before 2002 and after August 6, 2001) with respect to payments of principal, interest (including OID) and the gross proceeds from the sale, exchange, redemption or other disposition of an exchange note. Backup withholding may apply if the U.S. Holder (1) fails to furnish its TIN on an IRS Form W-9 (or a suitable substitute form) within a reasonable time after a request therefor; (2) furnishes an incorrect TIN; (3) fails to report properly any interest or dividends; or (4) fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that the TIN provided is its correct number and that it is not subject to backup withholding. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of the exchange notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.


         Non-U.S. Holders will generally not be subject to backup withholding at the rate described in the immediately preceding paragraph (which is 30.5% for amounts paid before 2002 and after August 6, 2001) with respect to payments of interest on the exchange notes if we do not have actual knowledge that the Non-U.S. Holder is a U.S. person and such holder provides the requisite certification on IRS Form W-8BEN (or a successor form) or otherwise establishes an exemption from backup withholding. Such payments of interest, however, would generally be subject to reporting requirements, see "U.S. Federal Income Taxation of Non-U.S. Holders--Payments of Interest" above.


         Payments of the gross proceeds from the sale, exchange, redemption or other disposition of an exchange note effected by or through a U.S. office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies as to its non-U.S. status on IRS Form W-8BEN (or a successor form) or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received in the United States.


         However, information reporting will generally apply to a payment of disposition proceeds where the sale is effected outside the United States by or through an office outside the United States of a broker which fails to maintain documentary evidence that the holder is a Non-U.S. Holder or that the holder otherwise is entitled to an exemption, and the broker is (1) a U.S. person; (2) a foreign person which derives 50% or more of its gross income for defined periods from the conduct of a trade or business in the United States; (3) a controlled foreign corporation for U.S. federal income tax purposes; or (4) a foreign partnership (a) more than 50% of the capital or profits interest of which is owned by U.S. persons or (b) which is engaged in a U.S. trade or business. Backup withholding will apply to a payment of those disposition proceeds if the broker has actual knowledge that the holder is a U.S.
person.


         Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a U.S. or Non-U.S. Holder of the exchange notes will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

                                EXCHANGE OFFER

Registration Rights Agreement

         The initial notes were originally issued on February 6, 2001 to Goldman, Sachs & Co., Credit Suisse First Boston Corporation, BNY Capital Markets, Inc., Fleet Securities Inc. and TD Securities (USA) Inc., pursuant to a purchase agreement dated February 1, 2001. The initial purchasers subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States in accordance with Regulation S under the Securities Act. We are parties to a registration rights agreement with the initial purchasers entered into as a condition to the closing under the purchase agreement. Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the initial notes, at our cost to:

        . file an exchange offer registration statement on or before July 6, 2001 with the Securities and Exchange Commission with respect to the exchange offer for the initial notes; and

        . use our reasonable best efforts to have the registration statement declared effective under the Securities Act by January 2, 2002.

        Upon the registration statement being declared effective, we will offer the exchange notes in exchange for surrender of the initial notes. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the initial notes. For each initial note surrendered to us pursuant to the exchange offer, the holder of such initial note will receive an exchange note having a principal amount equal to that of the surrendered initial note.

        Under existing interpretations of the staff of the Securities and Exchange Commission contained in several no-action letters to third parties, we believe that the exchange notes will in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of initial notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

        . will not be able to rely on these interpretations of the staff of the Securities and Exchange Commission;

        . will not be able to tender its initial notes in the exchange offer; and

        . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the initial notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

        As contemplated by these no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that:

        . neither the holder nor any such other person is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

        . the holder or any such other person is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

        . it is acquiring the exchange notes in the ordinary course of business;

        Each holder participating in the exchange offer for the purpose of distributing the exchange notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and cannot rely on those no-action letters.

        For a description of the procedures for resales by broker-dealers, see "Plan of Distribution."

Shelf Registration Statement

         If:

         . we are not permitted to consummate this exchange offer because the exchange offer is not permitted by applicable law or Commission policy (after we have unsuccessfully sought a no-action letter from the Commission allowing us to consummate the exchange offer); or

        . any holder of transfer restricted securities notifies us prior to the 30th business day following the effective date of the registration statement that:

                . it is prohibited by law or Commission policy from participating in the exchange offer; or

                . it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement is not appropriate or available for such resales; or

                . that it is a broker-dealer and owns notes acquired directly from us or one of our affiliates;

then we will file with the Commission a shelf registration statement relating to all transfer restricted securities. We will use our reasonable best efforts to file the shelf registration statement within 30 days of the earlier of the date we determine that we cannot consummate this exchange offer or the date we receive notice from a holder as described in the previous sentence. We will use our reasonable best efforts to cause the shelf registration statement to be declared effective by the Commission within 90 days after we are required to file the shelf registration statement. However, the deadlines for filing and effectiveness of the shelf registration statement shall not be earlier than such deadlines for the registration statement.

         For purposes of the preceding, "transfer restricted securities" means

         .   each initial note until

                . the date on which such initial note has been exchanged in the exchange offer for an exchange note which may be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

                . the date on which such initial note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

                . the date on which such initial note is distributed to the public pursuant to Rule 144 under the Securities Act and

         . each exchange note held by a broker-dealer until the date on which such exchange note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contained herein (including the delivery of this prospectus).

         The registration rights agreement provides that if:

         . we fail to file the registration statement or shelf registration statement required by the registration rights agreement on or before the date specified for such filing;

         . the registration statement or the shelf registration statement is not declared effective by the Securities and Exchange Commission on or prior to the date specified in the registration rights agreement for such effectiveness;

        . we fail to complete the exchange offer within 30 business days of the September 29, 2000 deadline for effectiveness of the registration statement; or

         . the shelf registration statement or the registration statement is filed and declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the period specified in the registration rights agreement (each such event referred to in this clause and the three preceding clauses are referred to as a "registration default");

then we will pay liquidated damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

         The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of $.50 per week per $1,000 principal amount of notes.

         All accrued liquidated damages will be payable to holders of the initial notes in cash on the semi-annual interest payment dates on the notes, commencing with the first such date occurring after any such registration default, until such registration default is cured.

         Following the cure of all registration defaults, the accrual of liquidated damages will cease.

         Holders of notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring transfer restricted securities, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

Expiration Date; Extensions; Amendments; Termination

         The exchange offer will expire at 5:00 p.m., New York City time, on _____, 2001, unless we extend it in our reasonable discretion. The expiration date of the exchange offer will be at least 30 days after we mail notice of the exchange offer to holders as provided in Rule 14e-1(a) under the Securities Exchange Act of 1934 and the registration rights agreement.

         To extend the expiration date, we will need to notify the exchange agent of any extension by oral, promptly confirmed in writing, or written notice. We will also need to notify the holders of the initial notes by mailing an announcement or by means of a press release or other public announcement communicated, unless otherwise required by applicable law or regulation, before 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

         We expressly reserve the right:

         . to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have occurred and have not been waived by us, if permitted to be waived, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

         .    to amend the terms of the exchange offer in any manner.

         If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment including providing public announcement, or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer. If any material change is made to the terms of the exchange offer, we will disclose the change by means of a post-effective amendment to the registration statement of which this prospectus is a part and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will also extend the exchange offer for an additional five to ten business days as required by the Securities Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral, promptly confirmed in writing, or written notice to the exchange agent.

Procedures for Tendering Initial Notes

         To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:


Regular Delivery Procedure:                     Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal, guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile, together with the certificates representing your initial notes being tendered and any other required documents, to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.


Book-entry Delivery Procedure:                   Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust
                                                 Company ("DTC") as contemplated by the procedures for book-entry transfer described under "--Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York
                                                 City time, on the expiration date.

Guaranteed Delivery Procedure:                    If time will not permit you to complete your tender by using the procedures described above before the expiration date, comply with the guaranteed delivery procedures described under "--Guaranteed Delivery Procedure" below.



         The method of delivery of initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to tender your initial notes on your behalf.

         Only a holder of initial notes may tender initial notes in this exchange offer. For purposes of this exchange offer, a holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

         If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact this registered holder promptly and instruct this registered holder to tender these notes on your behalf. If you wish to tender these initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by an eligible institution. An eligible institution is:

         . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

         . a commercial bank or trust company having an office or correspondent in the United States; or

         . an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

         However, signatures on a letter of transmittal do not have to be guaranteed if initial notes are tendered:

         . by a registered holder, or by a participant in DTC in the case of book-entry transfers, whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder, or deposited into this participant's account at DTC in the case of book-entry transfers; or

         .   for the account of an eligible institution.

         If the letter of transmittal or any bond powers are signed by:

         . the recordholder(s) of the initial notes tendered: The signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever;

         . a participant in DTC: The signature must correspond with the name as it appears on the security position listing as the holder of the initial notes;

         . a person other than the registered holder of any initial notes. These initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes;

         . trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity. These persons should so indicate such capacities when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

Book-Entry Delivery Procedure

         Any financial institution that is a participant in DTC's system may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent's account at DTC according to DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

         A delivery of initial notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedure

         If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date, or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

         . you tender through an eligible institution, on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by this letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         . the certificates for all your tendered initial notes in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

         Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

         We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

         All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal tenders will be determined by us in our sole discretion. Our determination will be final and binding.

         We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time that we shall determine. Neither the exchange agent, any other person or we will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. Neither the exchange agent nor we will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until the irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

         If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if, we give oral or written notice of acceptance to the exchange agent.

         We will issue the exchange notes in exchange for the initial notes tendered by a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at DTC with an agent's message, in each case, in form satisfactory to us and the exchange agent.

         If any tendered initial notes are not accepted for any reason or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

         In addition, we reserve the right in our sole discretion, but in compliance with the provisions of the indenture, to:

         . purchase or make offers for any initial notes that remain outstanding after the expiration date, or, as described under "?Expiration Date; Extensions; Amendments; Termination," to terminate the exchange offer as provided by the terms of our registration rights agreement, and

         . purchase initial notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law.

         The terms of any of the purchases or offers described above could differ from the terms of the exchange offer.

Withdrawal of Tenders

         Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "Exchange Agent" and before acceptance of your tendered initial notes for exchange by us.

         Any notice of withdrawal must:

         . specify the name of the person having tendered the initial notes to be withdrawn;

         . identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

         . be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender; and

         .    state that you are withdrawing your tender of initial notes.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

         You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "--Procedures for Tendering Initial Notes" above at any time before the expiration date.

Conditions to the Exchange Offer

         With exceptions, we will not be required to accept initial notes for exchange, or issue exchange notes in exchange for any initial notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:

         . the exchange offer violates applicable law or any interpretation of the staff of the Securities and Exchange Commission;

         .    any required governmental approval has not been obtained; or

         . a court or any governmental authority has issued an injunction, order or decree that would prevent or impair our ability to proceed with the exchange offer.

         These conditions are for our sole benefit. We may assert any of these conditions regardless of the circumstances giving rise to any of them. We may also waive these conditions, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion, but within the limits of applicable law, that any of the foregoing events or conditions has occurred or exists or has not been satisfied. Our failure at any time to exercise any of rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which we may assert at any time and from time to time.

         If we determine that we may terminate the exchange offer, as provided above, we may:

         . refuse to accept any initial notes and return any initial notes that have been tendered to their holders;

         . extend the exchange offer and retain all initial notes tendered before the expiration date, allowing, however, the holders of tendered initial notes to exercise their rights to withdraw their tendered initial notes; or

         . waive any termination event with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under "--Expiration Date; Extensions; Amendments; Termination."

         If we determine that we may terminate the exchange offer, we may be required to file a shelf registration statement with the Securities and Exchange Commission as described under "--Shelf Registration Statement." The exchange offer is not dependent upon any minimum principal amount of initial notes being tendered for exchange.

Accounting Treatment

         We will record the exchange notes at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

         We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct all questions and requests for assistance or additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

                  The Bank of New York
                  101 Barclay Street, 7 East
                  New York, New York 10286
                  Attention: Reorganization Section
                  Fax number: (212) 815-6339

Fees and Expenses

         We will bear the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders under the exchange offer is being made by mail; however, our officers and other employees may make additional solicitations by telegraph, telephone, telecopy or in person.

         We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

         We will pay the expenses incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

         We will generally pay all transfer taxes, if any, applicable to the exchange of initial notes under the exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other person, if:

         . certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered; or

         . tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

         . a transfer tax is imposed for any reason other than the exchange of initial notes under the exchange offer.

         If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

         If you do not properly tender your initial notes in the exchange offer, your initial notes will remain outstanding and continue to accrue interest. However, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not governed by, the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. To the extent the initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. You should refer to "Risk Factors--Your failure to participate in the exchange offer will have adverse consequences."

                         BOOK-ENTRY; DELIVERY AND FORM

         Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediate available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee, any paying agent and the initial purchaser will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

         So long as DTC or its nominee is the registered owner or holder of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

         .   receiving payment on the notes;

         .   receiving notices; and

         .   for all other purposes under the Indenture and the notes.

         Beneficial interests in the notes will be evidenced only by, and transfers of the notes will be effected only through, records maintained by DTC and its participants.

         Except as described below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction.

         Although DTC, the Euroclear System ("Euroclear") and Clearstream Banking, S.A. of Luxembourg ("Clearstream") have agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of us, the trustee, any agent of the initial purchaser or ours will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         DTC has provided the following information to us. DTC is a:

         .   limited-purpose trust company organized under the New York Banking
             Law;

         .   a banking organization within the meaning of the New York Banking
             Law;

         .   a member of the U.S. Federal Reserve System;

         . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

         . a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

Certificated Notes

         Notes represented by a global security are exchangeable for certificated notes only if:

         . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a registered clearing agency, and a successor depository is not appointed by us within 90 days;

         . determine not to require all of the notes to be represented by a global security and notifies the trustee of their decision; or

         . an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the notes represented by the global security has occurred and is continuing.

         Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in the names as DTC or its nominee may direct. However, a global security is only exchangeable for a global security of like denomination to be registered in the name of DTC or its nominee. If a global security becomes exchangeable for certificated notes:

         . certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000;

         . payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency we maintain for these purposes; and

         . no service charge will be made for any issuance of the certificated notes, although the issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

         Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global security by or through a Euroclear or

Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

                             PLAN OF DISTRIBUTION

         A broker-dealer that is the holder of initial notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than initial notes acquired directly from us or any of our affiliates, may exchange such initial notes for exchange notes pursuant to the exchange offer; provided, that each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other holder of exchange notes. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreement, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

         Although listed in the "Underwriting" section of the offering circular relating to the initial notes, The Dai-Ichi Kangyo Bank, Limited did not purchase nor take part in the offering of such notes.

                                 LEGAL MATTERS

         The validity of the exchange notes offered hereby will be passed upon for us by Sonnenschein Nath & Rosenthal, New York, New York.

                                    EXPERTS

         The consolidated financial statements of Insight Communications Company, Inc. as of December 31, 2000, and 1999 and for each of the three years in the period ended December 31, 2000, appearing in Insight Communications Company Inc.'s Annual Report (Form 10-K/A-3) for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The financial statements of Insight Communications of Central Ohio, LLC as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, appearing in Insight Communication Company, Inc.'s Current Report (Form 8-K/A-1) dated January 5, 2001, as amended on March 23, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. All such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


         The combined financial statements of the AT&T Insight Midwest Systems as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and for the period from March 1, 1999 to December 31, 1999 ("New Insight") and for the period January 1, 1999 to February 28, 1999 ("Old Insight"), have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


         The KPMG LLP report dated October 11, 2000 contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Insight, acquired Tele-Communications, Inc, the owner of the assets comprising Old Insight, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different basis than that for the period before the acquisition and, therefore, is not comparable.


         The consolidated financial statements of InterMedia Capital Partners VI, L.P., as of September 30, 1999 and December 31, 1998 and for the nine months ended September 30, 1999 and the period from April 30, 1998 (commencement of operations) to December 31, 1998 incorporated in this Prospectus by reference to Amendment No. 1 to the Current Report on Form 8-K of Insight Communications Company, Inc. dated January 5, 2001 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

         .   our Annual Report on Form 10-K for the year ended December 31,
             2000;

         . Amendment No. 1, Amendment No. 2 and Amendment No. 3 to our Annual Report on Form 10-K for the year ended December 31, 2000;

         .   our Quarterly Report on Form 10-Q for the quarter ended March 31,
             2001;

         . Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

         . our Current Report on Form 8-K, dated January 5, 2001, filed with the SEC on January 22, 2001;

         . the Amendment to our Current Report on Form 8-K, dated January 5, 2001, filed with the SEC on March 23, 2001;

         . our Current Report on Form 8-K, dated February 1, 2001, filed with the SEC on February 12, 2001;

         . Item 5 and Item 7 of our Current Report on Form 8-K, dated January 26, 2001, filed with the SEC on January 29, 2001;

         . Item 5 and Item 7 of our Current Report on Form 8-K, dated June 13, 2001, filed with the SEC on June 13, 2001; and

         . the description of our Class A common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.


         Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superceded.

         You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and number:

                  Insight Communications Company, Inc.
                  810 Seventh Avenue
                  New York, New York 10019
                  (917) 286-2300

                             AVAILABLE INFORMATION

         We have filed with the SEC a registration statement on Form S-4, including all amendments, exhibits, schedules and supplements, to register the exchange notes. Although this prospectus, which forms a part of the registration statement, contain all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules of the Commission. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. You can also review such material by accessing the Commission's Internet web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

         We are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act. So long as we are subject to these periodic reporting requirements, we will continue to furnish the information required thereby to the Commission. We are required to file periodic reports with the Commission pursuant to the Securities Exchange Act during our current fiscal year and thereafter so long as the exchange notes are held by at least 300 registered holders. We do not anticipate that, for periods following December 31, 2001, the exchange notes will be held of record by more than 300 registered holders. Therefore, we do not expect to be required to comply with the periodic reporting requirements imposed under the Securities Exchange Act after that date. However, we have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Commission, unless the Commission will not accept such a filing:

         . all quarterly and annual financial information that would be required to be contained in such a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, regarding a discussion of the annual information only, a report thereon by our certified independent public accountants; and

         . all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

         In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's by-laws provide for indemnification by the Registrant of any director or officer (as such term is defined in the by-laws) of the Registrant who is or was a director of any of its subsidiaries, or, at the request of the Registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the Registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the board of directors of the Registrant, the Registrant may provide to any one or more employees of the Registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the by-laws of the Registrant on directors and officers of the Registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws. The Registrant intends to enter into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) or any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

         The Registrant intends to maintain policies of insurance under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 21.  Exhibits and Financial Statement Schedules.

         (a) Exhibits

 Exhibit
 Number    Exhibit Description
 -------   -------------------
   2.1      Purchase Agreement, dated as of April 18, 1999, among InterMedia
                Capital Management VI, LLC,
                InterMedia Management Inc., Robert J. Lewis, TCI ICM VI, Inc., InterMedia Capital Management VI, L.P., Blackstone KC Capital Partners, L.P., Blackstone KC Offshore Capital Partners,
                L.P., Blackstone Family Investment Partnership III L.P.,
                Leo J. Hindery, Jr., TCI IP-VI, LLC and Insight
                Communications Company, L.P. (1)
   2.2      Contribution and Formation Agreement, dated April 18, 1999, between
                TCI of Indiana Holdings, LLC and Insight Communications Company, L.P. (1)

Exhibit
Number      Exhibit Description
------      -------------------

2.3         Purchase and Option Agreement, dated as of August 8, 2000, among
                Coaxial Communications of Central Ohio, Inc., Insight Communications of Central Ohio, LLC, Insight Holdings of Ohio, LLC, Insight Communications Company, L.P., Insight Communications Company, Inc., Coaxial LLC, Coaxial DJM LLC, Coaxial DSM LLC, Barry Silverstein, Dennis J. McGillicuddy, and
                D. Stevens McVoy (2)


2.4         Asset Contribution Agreement, dated August 15, 2000, by and among, Command Cable of Eastern
                Illinois Limited Partnership, MediaOne of Illinois, Inc., Northwest Illinois TV Cable
                Company, S/D Cable Partners, Ltd., TCI American Cable Holdings, L.P., TCI of
                Bloomington/Normal, Inc., TCI Cablevision of Texas, Inc., UACC Midwest, Inc., United Cable
                Television of Illinois Valley, Inc., United Cable Television of Southern Illinois, Inc., TCI of Indiana Holdings, LLC, Insight Communications Company, L.P. and Insight Midwest, L.P. ("Asset Contribution Agreement") (3)
2.5         Amendment to the Asset Contribution Agreement, dated January 5,
                2001 (4)
2.6         Asset Exchange Agreement, dated August 15, 2000, by and between
                MediaOne of Illinois, Inc. and
                Insight Communications Company, L.P. ("Asset Exchange Agreement") (3)
2.7         Amendment to the Asset Exchange Agreement, dated January 5, 2001 (4)
2.8         Asset Purchase and Sale Agreement, dated August 15, 2000, by and between TCI of Illinois, Inc., TCI of Racine, Inc., UACC Midwest, Inc. and Insight Communications Company, L.P. ("Asset Purchase and Sale Agreement") (3)
2.9          Amendment to the Asset Purchase and Sale Agreement, dated
                January 5, 2001 (4)
3.1          Restated Certificate of Incorporation of Registrant (1)
3.2          By-laws of Registrant (1)
4.1          Indenture relating to 9.25% senior discount notes of Registrant, dated as of February 6, 2001 (5)
4.2          Registration Rights Agreement, dated as of February 6, 2001, among Registrant, Insight Communications Company, L.P., Goldman Sachs & Co., Credit Suisse First Boston, BNY Capital Markets, Inc., Fleet Securities Inc., JP Morgan and TD Securities*
5.1          Opinion of Sonnenschein Nath & Rosenthal
8.1          Opinion of Sonnenschein Nath & Rosenthal regarding federal income tax matters
10.1         1999 Stock Option Plan of Registrant (1)
10.2         Credit Agreement, dated as of January 5, 2001, among Insight
                Midwest Holdings, LLC, several banks and financial institutions or entities, and The Bank of New York, as administrative agent
                (4)
10.3         Second Amended and Restated Operating Agreement of Insight
                Communications Midwest, LLC, dated as of January 5, 2001 (5)
10.4         Amended and Restated Management Agreement by and between
                Insight Communications of Indiana, LLC (now known as Insight Communications Midwest, LLC) and Insight Communications Company, L.P., dated as of October 1, 1999 (6)
10.5         First Amendment to Amended and Restated Management Agreement dated as of January 5, 2001, by and between Insight Communications Midwest, LLC and Insight Communications Company, L.P. (5)
10.6         Amended and Restated Limited Partnership Agreement of Insight
                Kentucky Partners II, L.P., dated as of October 1, 1999 (5)
10.7         First Amendment to Amended and Restated Limited Partnership
                Agreement of Insight Kentucky Partners II, L.P., dated as of January 5, 2001 (5)
10.8         Management Agreement by and between Insight Kentucky Partners II,
                L.P. and Insight Communications Company, L.P., dated as of October 1, 1999 (6)
10.9         Amended and Restated Operating Agreement of Insight Ohio, dated as of August 8, 2000 (2)
10.10        Amended and Restated Limited Partnership Agreement of Insight
                Midwest, L.P., dated January 5, 2001 (4)

10.11        Indenture relating to 9 3/4% senior notes of Insight Midwest, L.P.
                and Insight Capital, Inc., dated as of October 1, 1999 (7)

10.12        Indenture relating to 10 1/2senior notes of Insight Midwest, L.P.
                and Insight Capital, Inc., dated as of November 6, 2000 (5)

10.13        Indenture relating to 10% senior notes of Coaxial Communications of
                Central Ohio, Inc. and Phoenix Associates, dated as of
                August 21, 1998 (8)

Exhibit
Number      Exhibit Description
-------     -------------------


10.14 Indenture relating to 127/8% senior discount notes of Coaxial LLC and Coaxial Financing Corp., dated as of August 21, 1998 (9)

10.15        Securityholders Agreement by and among Registrant, Vestar Capital
                   Partners III, L.P., Sandler Capital Partners IV, L.P., Sandler Capital Partners IV FTE, L.P., Sidney R. Knafel, Michael S. Willner, Kim D. Kelly and Senior Management Securityholders, dated as of May 11, 1999, with Side Letter Agreement by and among Insight Communications Company, L.P., Vestar Capital Partners III, L.P., Sidney R. Knafel, Michael
                   S. Willner, Kim D. Kelly, Sandler Capital Partners IV, L.P. and Sandler Capital Partners IV FTE, L.P., dated May 11, 1999 (the "Letter Agreement") (1)
10.16          Amendment, dated July 16, 1999 to the Letter Agreement (1)
10.17          Cable Facilities Lease Agreement, dated July 17, 2000,
                   among AT&T Broadband, LLC, Registrant and certain of Registrant's affiliates (portions of this exhibit have been omitted and filed separately with the SEC pursuant
                   to a request for confidential treatment) (2)
10.18          Amended and Restated Consulting Agreement, dated as of March 17,
                   2000, by and between InterMedia Partners Southeast and Insight Communications Company, L.P. (5)
21.1           Subsidiaries of the Registrant (5)
23.1           Consent of Ernst & Young LLP
23.2           Consent of KPMG LLP
23.3           Consent of PricewaterhouseCoopers LLP
23.4           Consent of Sonnenschein Nath & Rosenthal (included in Exhibits
                   5.1 and 8.1)
25.1           Form T-1 Statement of Eligibility of The Bank of New York to
                   act as Trustee under the Indenture*
99.1           Form of Letter of Transmittal with respect to the exchange offer
99.2           Form of Instruction Letter to Registered Holders*
99.3           Form of Notice of Guaranteed Delivery*
------------------------------------
*      Previously filed with this Registration Statement

(1) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (Registration No. 333-78293) and incorporated herein by reference.

(2) Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference.

(3) Filed as an exhibit to Registrant's Current Report on Form 8-K, dated August 15, 2000, and incorporated herein by reference.

(4) Filed as an exhibit to Registrant's Current Report on Form 8-K, dated January 5, 2001, and incorporated herein by reference.

(5) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

(6) Filed as an exhibit to the Registration Statement on Form S-4 of Insight Midwest, L.P. and Insight Capital, Inc. (Registration No. 333- 33540) and incorporated herein by reference.

(7) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

(8) Filed as an exhibit to the Registration Statement on Form S-4 of Coaxial Communications of Central Ohio, Inc., Phoenix Associates and Insight Communications of Central Ohio, LLC (Registration No. 333- 63677) and incorporated herein by reference.

(9) Filed as an exhibit to the Registration Statement on Form S-4 of Coaxial LLC, Coaxial Financing Corp., and Insight Communications of Central Ohio, LLC (Registration No. 333- 64449) and incorporated herein by reference.

         (b) Financial Statement Schedules - None

Item 22. Undertakings.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 24, 2001

                                      INSIGHT COMMUNICATIONS COMPANY, INC.
                                      By:  /s/Michael S. Willner
                                           ---------------------
                                           Michael S. Willner,
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 Signature                                 Title                                           Date
                 ---------                                 -----                                           ----
                                              Chairman of the Board and Director
                      *                                                                            July 24, 2001
________________________________________
               Sidney R. Knafel
                                              President, Chief Executive Officer and Director
            /s/ Michael S. Willner              (Principal executive officer)                      July 24, 2001
________________________________________
              Michael S. Willner

               /s/ Kim D. Kelly               Executive Vice President, Chief Operating and
________________________________________        Financial Officer and Director (principal          July 24, 2001
                 Kim D. Kelly                   financial officer and principal accounting
                                                officer)


                      *                       Director                                             July 24, 2001
________________________________________
              Thomas L. Kempner
                                              Director
                      *                                                                            July 24, 2001
________________________________________
               James S. Marcus
                                              Director
                      *                                                                            July 24, 2001
________________________________________
              Prakash A. Melwani
                                              Director
                      *                                                                            July 24, 2001
________________________________________
             Daniel S. O'Connell


* Kim D. Kelly, pursuant to Powers of Attorney (executed by each of the officers and directors listed above), by signing her name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

July 24, 2001                                         /s/   Kim D. Kelly
                                                 -------------------------------